                                                                     EXHIBIT 4.5

THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST IN ACCORDANCE WITH RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

SHARE SALE AND PURCHASE
AGREEMENT

Relating to Ionix
Pharmaceuticals Limited

Dated ____________ 2005

The Sellers (1)

Vernalis PLC (2)

FINAL: 5 JULY 2005

                                TABLE OF CONTENTS

INTRODUCTION                                                                   3
OPERATIVE PROVISIONS                                                           3
1    Definitions                                                               3
2    Sale and purchase of the Shares                                          12
3    Consideration                                                            12
4    Retained Consideration Shares and Adjustment                             13
5    Conditions, Property Costs and Redundancy Costs                          15
6    Completion                                                               16
7    Sellers' Warranties                                                      17
8    Principal Warranties and Warranties generally                            18
9    Buyer Warranties                                                         18
10   Orderly Market                                                           18
11   Loans and Guarantees                                                     19
12   Protective Covenant                                                      20
13   Announcements                                                            20
14   Confidentiality                                                          21
15   Entire agreement                                                         21
16   Assignment and transfer                                                  22
17   Costs and expenses                                                       22
18   Effect of Completion                                                     22
19   Waiver                                                                   22
20   Variation                                                                22
21   Severance                                                                23
22   Further assurance                                                        23
23   Notices                                                                  23
24   Wellcome                                                                 24
25   Counterparts                                                             25
26   Governing language                                                       25
27   Governing law                                                            25
28   Jurisdiction                                                             25
29   Interpretation                                                           25
30   Rights of third parties                                                  26
31   Execution                                                                26

SCHEDULE 1                                                                    27
     Part 1: Particulars of the Company                                       27
     Part 2: Shareholders of the Company                                      27
     Part 3: Initial Consideration Shares                                     27

SCHEDULE 2                                                                    28
     Part 1: Documents which are to be delivered by the Sellers at
             Completion                                                       28
     Part 2: Documents which are to be delivered by the Buyer at Completion   28

SCHEDULE 3                                                                    29
     Part 1: Sellers' Warranties                                              29
     Part 2: Principal Warranties                                             30

SCHEDULE 4 - Buyer Warranties                                                 45

SCHEDULE 5                                                                    47
     Part 1: Limitations on Liability under the Principal Warranties          47
     Part 2: Limitations on Liability under the Sellers' Warranties and
             Buyer Warranties                                                 51

SCHEDULE 6 - Pre Completion Covenants                                         53

SCHEDULE 7 - Completion Statement                                             56
     Part 1                                                                   56
     Part 2                                                                   56

SCHEDULE 8 - Indemnities                                                      57
     Part 1                                                                   57
     Part 2                                                                   58
     Part 3                                                                   60

     Dated ____________ 2005

     PARTIES

(1) THE PERSONS whose names and addresses are set out in Part 2(a) of Schedule 1 (the "Sellers"); and

(2) VERNALIS PLC company number 2304992 whose registered office is at Oakdene Court, 613 Reading Road, Winnersh, Berkshire RG41 5UA (the "Buyer").

     INTRODUCTION

(A) The Company was incorporated in England and Wales on 16 May 2001 and is registered under number 04217756 as a private company limited by shares.

(B) The Sellers have agreed to sell to the Buyer, or procure the sale to the Buyer (as the case may be), and the Buyer has agreed to purchase the Shares in consideration of the Consideration Price and otherwise in the manner and on and subject to the terms of this Agreement.

     OPERATIVE PROVISIONS

1    DEFINITIONS

     In this Agreement, except where a different interpretation is otherwise specifically required in the context, the words and expressions set out below shall have the following meanings:

Accounts the draft form of balance sheet as at the Accounts Date, and the draft form of profit and loss account for the Financial Year ended on the Accounts Date of the Company, together with the notes, reports, statements (including cash flow statements, if applicable) and other documents which are required by law to be annexed to such accounts, in each case to be audited and delivered at Completion in accordance with Schedule 2

Accounts Date                    31 December 2004

Accounts Standards               in relation to the accounts of any body
                                 corporate, the applicable requirements of the
                                 Companies Acts 1985 and 1989, together with
                                 accounting principles, standards and practices
                                 which are generally accepted in the United
                                 Kingdom, in each case as at the date of the
                                 relevant accounts or otherwise applicable at
                                 the relevant time or at the date of Completion
                                 regarding the preparation of the Completion
                                 Statement

Affiliate                        in relation to any body corporate (whether or
                                 not registered in the United Kingdom), any
                                 holding company or subsidiary of such body
                                 corporate or any subsidiary of a holding
                                 company of such body corporate in each case
                                 from time to time

this Agreement                   this agreement including the Introduction and
                                 the Schedules

Ancillary Claim                  a Property Claim and/or a Redundancy Claim, as
                                 the case may be

Apax                             together Apax Europe V - A, L.P., Apax Europe V
                                 - B, L.P., Apax Europe V - C GmbH & Co. KG,
                                 Apax Europe V - D, L.P., Apax Europe V - E,
                                 L.P., Apax Europe V - F, C.V., Apax Europe V -
                                 G, C.V., Apax Europe V - 1, L.P. and Apax
                                 Europe V - 2, L.P.

Apax Loan                        the convertible loan option agreement dated 10
                                 May 2004 between the Company and Apax, as
                                 amended on 23 June 2005

Articles of Association          the articles of association of the Company
                                 adopted on 10 May 2004

Budget the budget and income and expenditure forecasts in the agreed form of the Company for the months of June, July and August, 2005

Business the business of the Company as carried on at the date hereof

Business Day                     a day other than a Saturday, Sunday or public
                                 holiday in England and Wales

Buyer Capacity Claim             a claim for breach of the Buyer Warranties

Buyer's Group                    the Buyer, any subsidiary of the Buyer, any
                                 holding company of the Buyer and any subsidiary
                                 of any holding company of the Buyer, in each
                                 case from time to time, and member of the
                                 Buyer's Group shall be construed accordingly

Buyer's Solicitors               Allen & Overy LLP, One New Change, London EC4M
                                 9QQ

Buyer's Sponsor                  JP Morgan Cazenove Limited of 20 Moorgate,
                                 London EC2R 6DA or such other sponsor as
                                 appointed by the Buyer at the relevant time

Buyer Warranties                 the warranties given by the Buyer in clause 9
                                 and Schedule 4 and each buyer warranty
                                 statement shall be a "Buyer Warranty"

Capacity Claim                   a Buyer Capacity Claim or a Sellers' Capacity
                                 Claim

Claim                            any Principal Warranty Claim, Redundancy Claim,
                                 Property Claim, Title Claim and any Seller
                                 Capacity Claim made in accordance with the terms of this Agreement and each such claim shall be a "Claim"

Company                          Ionix Pharmaceuticals Limited, short
                                 particulars of which are set out in Part 1 of
                                 Schedule 1

Completion                       completion of the sale and purchase of the
                                 Shares in accordance with the terms of clause 6

Completion Statement             the completion statement as finally agreed or
                                 determined in accordance with the provisions of
                                 Schedule 7

Conditions                       the conditions to Completion set out in clause 5

Confidential Information         all technical, financial, commercial and other
                                 information of a confidential nature relating
                                 to the Business, including without limitation,
                                 trade secrets, know-how, inventions, product
                                 information and unpublished information
                                 relating to Intellectual Property, object code
                                 and source code of software, marketing and
                                 business plans, projections, current or
                                 projected plans or internal affairs of the
                                 Company, secret or confidential information,
                                 current and/or prospective suppliers and
                                 customers (including any customer or supplier
                                 lists) and any other person who has had
                                 material dealings with them

Consideration Price              the consideration price for the Shares stated
                                 in clause 3.1

Consultants                      those individuals who are providing services to
                                 the Company under an agreement which is not a
                                 contract of employment with the Company
                                 including, in particular, where the individual
                                 acts as a consultant or is an independent
                                 contractor on secondment, and "Consultant"
                                 shall mean any one of them

Dangerous Substance              any natural or artificial substance or thing
                                 (whether in the form of a solid, liquid, gas,
                                 vapour or any other form), which is:

                                 (a)  capable (alone or in combination) of
                                      causing harm to man or any other living
                                      organism, or capable of damaging the
                                      Environment or public health or welfare, including but not limited to controlled, special hazardous, polluting, toxic or dangerous substances and/or waste and/or radiation, electricity or heat; and/or

                                 (b)  regulated by or under Environmental Law

Deed of Assignment               a deed of assignment of the Lease together with
                                 an agreement for the sale and purchase of the
                                 Lease, a licence to assign the Lease and a
                                 notice of assignment of the Lease, in each case
                                 in the agreed form

Deferred Consideration           the sum of L5,000,000

Determined Claim                 (a)  a Principal Warranty Claim that has been
                                      determined in accordance with paragraph
                                      1.1 of Part 1 of Schedule 5;

                                 (b)  a Sellers' Capacity Claim that has been
                                      determined in accordance with paragraph
                                      1.2 of Part 2 of Schedule 5;

                                 (c)  an Ancillary Claim that has been
                                      determined in accordance with paragraph
                                      1.3 of Part 3 of Schedule 8; and

                                 (d) a Title Claim that has been determined in accordance with paragraph 1.3 of Part 3 of

                                      Schedule 8;

Directors                        the persons specified as directors of the
                                 Company in Part 1 of Schedule 1 (the expression
                                 "Director" meaning any of them)

Disclosure Documents             the documents attached to the Disclosure Letter
                                 as listed in the schedule annexed to the
                                 Disclosure Letter

Disclosure Letter                a letter in the agreed form from the Warrantor
                                 to the Buyer, to be dated the same date as this
                                 Agreement

Employees                        those persons (including Directors) who are
                                 employed by the Company as at the date of this
                                 Agreement, whose names appear in the list of
                                 employees included in the Disclosure Documents

Encumbrance                      any interest or equity of any person (including
                                 any right to acquire, option or right of
                                 pre-emption) or any mortgage, charge, pledge,
                                 lien, assignment, hypothecation, security
                                 interest, title retention or any licence,
                                 option, security agreement or arrangement, or
                                 any agreement to create any of the foregoing

Environment                      air (including air within buildings or other
                                 natural or man-made structures whether above or
                                 below ground), water (including surface waters,
                                 underground waters, groundwater, coastal and
                                 inland waters and water within any natural or
                                 man-made structures), land (including soil and
                                 river beds under any water, surface land and
                                 sub-surface land), buildings, structures,
                                 enclosures or other constructions, flora,
                                 fauna, man and any other living organism

Environmental Law                any and all laws, statutes, secondary and
                                 subordinate legislation, by-laws, regulations,
                                 directives, rules, codes of practice,
                                 circulars, guidance and the like, company
                                 environmental plans, codes of conduct, common
                                 law, notices, judgments, orders, decisions and
                                 interpretations of any laws by any Regulatory
                                 Authority, international and EU treaties and
                                 regulations, concerning the protection of the
                                 Environment or human health and welfare or
                                 conditions in, or in the vicinity of, the
                                 workplace or the generation, transportation,
                                 storage, treatment, disposal or presence of any
                                 Dangerous Substance

Environmental Licence            any permit, authorisation, licence (including
                                 statutory licence), consent, permission,
                                 exemption, registration or other approval
                                 required under or in relation to any
                                 Environmental Law

Estimated Completion Statement   a statement prepared by the Sellers in the same
                                 style and layout and using the same policies
                                 and practices as the statement contained in
                                 Part 2 of Schedule 7 and delivered to the Buyer
                                 on the Business Day prior to Completion

Estimated Liability              in respect of any Claim which has not become a
                                 Determined Claim by the end of the Initial
                                 Claim Period, such estimated amount as is
                                 agreed or determined in accordance with either
                                 clause 4.2 or 4.3

Estimated Net Cash               the amount of the Net Cash as at Completion as
                                 estimated in the Estimated Completion Statement

External Cost                    any category of expenditure by the Company
                                 other than an Internal Cost

Final Issue Date                 as regards each Claim, for which Estimated
                                 Liability has been agreed or determined in
                                 accordance with either clause 4.2 or 4.3, the
                                 third Business Day following the date on which
                                 such Claim becomes a Determined Claim (if such
                                 date is later than the Second Issue Date)

Final Net Cash                   the amount of the Net Cash at Completion as
                                 determined in accordance with Schedule 7

Financial Year                   a financial year as determined in accordance
                                 with section 223 of the Companies Act 1985

First Issue Date                 the third Business Day following the first
                                 anniversary of the date of Completion

FSMA                             the Financial Services and Markets Act 2000

Independent Accountants          such firm of chartered accountants as the
                                 Sellers and the Buyer may agree in writing or
                                 failing such agreement as shall be appointed on
                                 the application of the Buyer or the Sellers by
                                 the President of the Institute of Chartered
                                 Accountants in England and Wales for the time
                                 being

Initial Claim Period             the period of 12 months following the date of
                                 Completion



Initial Consideration            the sum of L11,333,334.32 to be satisfied by
                                 the issue of the Initial Consideration Shares
                                 and the payment of L1 in accordance with
                                 clause 3


Initial Consideration Shares     17,847,769 Ordinary Shares, being such number
                                 of Ordinary Shares as shall at the Issue Price
                                 have an aggregate value of L11,333,333.32

Intellectual Property            patents, trade marks, service marks, registered
                                 designs, trade names, business names, domain
                                 names, rights in designs, copyright, computer
                                 software and database rights, rights in
                                 know-how and other intellectual property rights
                                 whether registered or unregistered and
                                 including applications for the grant of any of
                                 the foregoing

Internal Cost                    any category of expenditure which falls to be
                                 treated as an internal cost of the Company for
                                 the purposes of preparing the Management
                                 Accounts

Issue Price                      63.5p per Ordinary Share, being the average of
                                 the closing middle market prices of an Ordinary
                                 Share as shown in the London Stock Exchange
                                 Daily Official List (or in any successor
                                 publication) on the five dealing days up to and

                                 including the dealing day prior to the date of this Agreement

ITEPA                            the Income Tax (Earnings and Pensions) Act 2003

Lease                            the underlease of the Property dated 4
                                 September 2003 between the Company and Trinity
                                 College (CSP) Limited together with all
                                 supplemental documents to that lease listed in the Disclosure Letter (other than the Deed of Assignment)

Liabilities                      all amounts owing by the Company at Completion

Listing Rules                    the prospectus rules, listing rules and
                                 disclosure rules made by the United Kingdom
                                 Listing Authority as the competent authority
                                 pursuant to Part VI of FSMA in effect as at
                                 Completion, First Issue Date, Second Issue Date
                                 or Final Issue Date (as the case may be) and
                                 including any guidance or guidance manual
                                 issued by the United Kingdom Listing Authority
                                 from time to time relating to or connected with
                                 those rules

Long Stop Date                   midnight on 4 August 2005

Management Accounts              the management accounts of the Company for the
                                 period of 5 months from the Accounts Date

Material Adverse Change          means any event or occurrence arising or
                                 occurring between the date of this Agreement
                                 and Completion which was not taken into account
                                 in preparation of the Budget or is not
                                 permitted pursuant to paragraph 2.1(a) of
                                 Schedule 6 and which is materially adverse to
                                 the:

                                 (a) assets that are to remain in the Company following Completion (excluding for this purpose those assets that are to be transferred by the Company pursuant to the terms of the Deed of Assignment); or

                                 (b) financial condition of the Company (when compared to the Budget);

                                 in each case (excluding any material adverse event, circumstance, effect, occurrence or state of affairs in financial, banking, capital markets or general economic conditions or that has a similar impact on any business that is similar to the Business) it being acknowledged by the parties that any matters arising from the proposed programme of redundancy (including the Redundancy Costs) and/or arising in respect of any of the Employees (including without limitation, the resignation or acceptance of redundancy by any of the Employees) or the proposed assignment of the Property (including the Property Costs and proposed re-location of equipment and moveable assets and equipment located at the Property prior to Completion) or any matters undertaken with the prior written consent of the Buyer pursuant to paragraph 2 of

                                 Schedule 6 shall not constitute a Material
                                 Adverse Change for the purpose of this Agreement

Minority Shareholders            those Other Members who have not signed in
                                 person the stock transfer forms in respect of
                                 the transfer of their Shares to the Buyer
                                 pursuant to this Agreement and any person
                                 claiming to be entitled to any interest in such
                                 Shares

Minority Shareholder Claim       any claim brought by a Minority Shareholder
                                 against either the Buyer or the Company in
                                 respect of:

                                 (a) the implementation by the Company of the provisions of Articles 2.4 and 6 of the Articles of Association in respect of the transfer of Shares pursuant to this Agreement; or

                                 (b)  the transfer of such Minority
                                      Shareholder's Shares by an attorney acting under power of attorney

Net Cash the amount of the cash, cash equivalents and certain debtors of the Company (including
                                 Residual Cash and RB Debts) less the
                                 Liabilities, in each case as determined in accordance with Schedule 7

Non-Disclosable Information      all information (including but not limited to
                                 Confidential Information) which relates to:

                                 (a)  the Company;

                                 (b)  any of the Sellers and/or their respective
                                      Affiliates;

                                 (c)  any aspect of the Business;

                                 (d)  the provisions of this Agreement;

                                 (e)  the negotiations relating to this
                                      Agreement;

                                 (f)  the subject matter of this Agreement; or

                                 (g) the Buyer and any of its Affiliates from time to time

Ordinary Shares                  ordinary shares of 5 pence each in the capital
                                 of the Buyer

Other Members                    the persons whose names and addresses are set
                                 out in Part 2(b) of Schedule 1

Pensionable Employee             a director or employee of the Company

Principal Warranties             the warranties given by the Warrantor in clause
                                 8 and Part 2 of Schedule 3 and each such
                                 warranty statement shall be a "Principal
                                 Warranty"

Principal Warranty Claim         a claim for breach of the Principal Warranties

Property                         the leasehold property at Unit 418, Phase VI
                                 Cambridge Science Park, Milton Road, Cambridge
                                 CB4 0PA

Property Claim                   a claim in respect of Property Costs under the
                                 indemnity set

                                 out in paragraph 1 of part 2 of Schedule 8

Property Costs                   all costs and liabilities in connection with
                                 the Property, including without limitation
                                 business rates, property insurance, property
                                 maintenance, equipment maintenance, utilities,
                                 maintenance costs related to the fixed assets
                                 and equipment to be divested to the landlord
                                 upon termination of the Lease, and all costs in
                                 connection with the termination of the Lease

RB Contract                      the contract relating to intranasal
                                 buprenorphine dated 22 February 2005 between
                                 the Company and Reckitt Benckiser Healthcare
                                 (UK) Limited

RB Debts                         any amount owed at Completion by Reckitt
                                 Benckiser Healthcare (UK) Limited to the
                                 Company under the RB Contract in reimbursement of money paid by the Company to Archimedes
                                 Development Limited for services rendered prior to Completion

Redundancy Claim                 a claim in respect of Redundancy Costs under
                                 the indemnity set out in paragraph 1 of part 2
                                 of Schedule 8

Redundancy Costs                 any liabilities, payment, award, compensation,
                                 fine, loss, order, penalty, payment by way of
                                 settlement and/or costs and expenses incurred
                                 by the Company in connection with a claim
                                 (including reasonable legal costs and expenses)
                                 arising out of or in relation to the
                                 termination of employment of any Redundant
                                 Employee, including (i) any liabilities arising
                                 as a result of any failure to comply with the
                                 requirements of section 188 of the Trade Union
                                 and Labour Relations (Consolidation) Act 1992
                                 and (ii) any sum payable following the date of
                                 Completion to or in connection with any
                                 Redundant Employee in respect of his or her
                                 employment

Redundant Employees              the person named in Disclosure Document
                                 3.12.12.02 (as referred to in paragraph 3.A.8
                                 of the Disclosure Letter) and those Employees
                                 whose positions are made redundant by the
                                 Company with the agreement of the Buyer

Regulatory Authority             any court, authority, agency, department
                                 (including but not limited to any government
                                 department or agency) or other person or legal
                                 entity having authority and/or jurisdiction in
                                 respect of Environmental Laws

Relevant Land                    any land now or at any time owned, used,
                                 occupied, leased or controlled by the Company

Relevant Proportions             ***% for Apax and ***% for Wellcome Trust

Residual Cash                    cash and cash equivalents of the Company at the
                                 date of Completion, but if the Milestone
                                 Payment payable on the first dose administered
                                 in the first Phase II Clinical Trial for
                                 IX-1003 (as such terms are defined in the RB
                                 Contract) pursuant to clause 7.1 of the RB
                                 Contract has been paid

                                 then such Milestone Payment shall be deducted from Residual Cash, as set out in the Completion Statement

Retained Consideration           the sum of L1,166,667.08 to be satisfied by
                                 the issue and allotment of the Retained
                                 Consideration Shares in accordance with and
                                 subject to clauses 3 and 4 and Schedules 5
                                 and 8

Retained Consideration Shares    1,837,271 Ordinary Shares, being such number
                                 of Ordinary Shares as shall at the Issue Price
                                 have an aggregate value equal to the Retained
                                 Consideration

Retirement Benefit               any benefits payable by reference to reaching
                                 or expecting to reach retirement or a
                                 particular age or payable by reason of serious
                                 ill-health, incapacity or death and any other
                                 retirement benefit with the meaning of section
                                 255 of the Pensions Act 2004

Second Issue Date                the third Business Day following the date
                                 falling 13 months following the date of
                                 Completion

Sellers' Capacity Claim          a Claim for breach of the Sellers' Warranties

Sellers' Warranties              the warranties given severally by the Sellers
                                 in clause 7 and Part 1 of Schedule 3 and each
                                 such warranty statement shall be a "Sellers'
                                 Warranty"

Shares the entire issued share capital of the Company as at Completion, including any shares issued to Apax on conversion of the Apax Loan, as set out in Schedule 1, each such share being a "Share" and having the those rights attributed to them in the Articles of Association

Short Form Agreement             the agreement in the agreed form to be executed
                                 by the parties at Completion and filed with
                                 form 88(2) at Companies House

Taxation all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, charges and imposts in the nature of Taxation whether imposed in the United Kingdom or elsewhere in the world, and any interest, penalty, surcharge or fine relating thereto

Taxes Act 1988                   the Income and Corporation Taxes Act 1988

Taxing Authority                 H M Revenue & Customs and any other
                                 governmental, state, federal, provincial, local
                                 governmental or municipal authority, body or
                                 official competent to impost, administer or
                                 collect any Taxation and whether of the United
                                 Kingdom or elsewhere in the world

The Wellcome Trust Limited       The Wellcome Trust Limited (Company Number
                                 2711000) whose Registered Office is at 215
                                 Euston Road, London, NW1 2BE

Title Claim                      means a claim by the Buyer under paragraph 1 of
                                 part 1 of Schedule 8

VAT                              Value Added Tax

Warrantor                        Andrew Peter Sandham of ***

Warranties                       the Principal Warranties and the Sellers'
                                 Warranties and each of the Principal Warranties
                                 and the Sellers' Warranties shall be a
                                 "Warranty"

Warranty Claim Limit             L***

Warranty Claim Ratio             a ratio of *** (Retained Consideration Shares:
                                 Deferred Consideration)

Wellcome Trust                   the Wellcome Trust a Registered Charity, Number
                                 210183, also of 215 Euston Road, London, NW1
                                 2BE acting by its trustee The Wellcome Trust
                                 Limited

2    SALE AND PURCHASE OF THE SHARES

2.1 Subject to the Conditions being satisfied or, where applicable, waived, each of the Sellers shall sell free from all Encumbrances and with effect from Completion, and the Buyer shall purchase all of the Shares held by them together with all rights attaching to them at Completion. Without limitation to the foregoing, the Sellers shall jointly procure the delivery at Completion to the Buyer of duly executed stock transfer forms in respect of all of the Shares held by the Other Members together with, where relevant, copies of the authority under which such stock transfer forms were executed. Title to the Shares shall transfer pursuant to the Short Form Agreement.

2.2 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase and/or transfer of all the Shares is completed simultaneously in accordance with this Agreement.

2.3 Each of the Sellers hereby waives and shall procure the waiver by his or its (as the case may be) nominee(s) of any and all rights of pre-emption over the Shares which he or it or they (as the case may be) has or have conferred either by the Articles of Association or other constitutional documents of the Company or in any other way necessary to effect the sale of the Shares to the Buyer pursuant to this Agreement.

3    CONSIDERATION

3.1 The Consideration Price for the sale of the Shares shall (subject to adjustment as provided in this Agreement) be the Initial Consideration, the Retained Consideration and the Deferred Consideration.

3.2  The Initial Consideration shall be satisfied by:

     (a) the allotment and issue of the Initial Consideration Shares, credited as paid in full, by the Buyer to Apax and Wellcome Trust or their respective nominees in the Relevant Proportions on Completion (as shown in the relevant columns in the table set out in Part 3 of
          Schedule 1); and

     (b) the payment of the aggregate sum of L1 to Apax (or, to the extent required by article 6.4 of the Articles of Association, the Company) for all of the Shares held by the Warrantor and the Other Members.

3.3 The Retained Consideration shall be satisfied by the allotment and issue of the Retained Consideration Shares, credited as paid in full, by the Buyer to Apax and Wellcome Trust or their respective nominees in the Relevant Proportions in accordance with and subject to the provisions of clause 4 and Schedules 5 and 8.

3.4 For the purposes of clauses 3.2 and 3.3, each of the Initial Consideration Shares and the Retained Consideration Shares shall rank pari passu in all respects with the Ordinary Shares in issue at the date of allotment, save that they shall not rank for any dividend or other distribution declared made or paid before, or by reference to a record date before such date.

3.5 The Buyer shall be entitled to elect to satisfy its obligation to allot and issue Initial Consideration Shares and/or Retained Consideration Shares pursuant to clauses 3.2 and 3.3 by instead paying a proportion of such Initial Consideration or Retained Consideration calculated at the Issue Price in cash to Apax and Wellcome Trust in the Relevant Proportions in circumstances where to allot and issue such Initial Consideration Shares or Retained Consideration Shares would, in the reasonable opinion of the Buyer's Sponsor (having consulted with the UK Listing Authority), require the Buyer to publish listing particulars or a prospectus in accordance with the Listing Rules.

3.6 Subject to the provisions of clause 4 and Schedules 5 and 8, within five Business Days following receipt by the Company or an Affiliate of the Company under the RB Contract of the final Milestone Payment payable on the first grant of Marketing Authorisation for IX-1003 (as such terms are defined in the RB Contract) pursuant to clause 7.1 of the RB Contract the Buyer shall:

     (a)  notify the Sellers in writing of such receipt; and

     (b) make payment of the Deferred Consideration to Apax and Wellcome Trust in the Relevant Proportions,

     but less an amount equal to the aggregate amount of any Determined Claims and Estimated Liability that has not previously been settled by a reduction in the number of Retained Consideration Shares issued pursuant to clause 4 (but not (subject to paragraph 3 of Part 2 of Schedule 5) exceeding ***).

3.7 The Sellers acknowledge that the payment of the Consideration Price by the Buyer in the Relevant Proportions to Apax and Wellcome Trust in accordance with this Agreement shall satisfy and discharge, and be deemed to satisfy and discharge, in each case in accordance with the Articles of Association and any other agreements or other arrangement in place between the Sellers and the Other Members, any obligation whatsoever (implied or otherwise) on the Buyer to pay any element of consideration to any legal or beneficial owner of the Shares (other than Apax and Wellcome Trust) under this Agreement.

4    RETAINED CONSIDERATION SHARES AND ADJUSTMENT

4.1 Subject to the remainder of this clause 4, clause 3.5 and Schedules 5 and 8, on each of the First Issue Date, Second Issue Date and Final Issue Date the Buyer shall:

     (a) subject only to the UK Listing Authority and the London Stock Exchange respectively agreeing to admit all such Retained Consideration Shares to the Official List and to trading on the London Stock Exchange subject only to allotment, allot and issue to Apax and Wellcome Trust or their respective nominees in the Relevant Proportions the appropriate number of Retained Consideration Shares determined in accordance with the following provisions of this clause 4;

     (b) deliver duly executed share certificates in the names of Apax and Wellcome Trust or their respective nominees for such Retained Consideration Shares; and

     (c) update the register of members of the Buyer with the names of Apax and Wellcome Trust or their respective nominees entered as being members of the Buyer in respect of such Retained Consideration Shares.

4.2 Where a Claim has been notified by the Buyer to the Sellers under the relevant provision of this Agreement at any point during the Initial Claim Period and such Claim has not become a

     Determined Claim on or before the expiry of such Initial Claim Period, the Sellers and the Buyer shall agree an estimate of the amount of such claim (which shall be the Estimated Liability) or, in the absence of such agreement within 3 days of the First Issue Date, appoint an Expert (in accordance with Clause 4.3) to determine the Estimated Liability.

4.3 If Clause 4.2 applies and the parties are unable to agree on the amount of the Estimated Liability within the 3 day period referred to therein, the Sellers and the Buyer shall within 10 days of the First Issue Date (the "Appointment Date") agree the appointment of an independent practising solicitor or barrister admitted in England and Wales for a continuous period of at least 10 years as at the date of commencement of the appointment or in the absence of such agreement, such person as may be nominated (at the request of either party) by the President of The Law Society of England and Wales (the "Expert") to determine the amount of such Claim for which the relevant Seller(s) are liable. In making his determination under this clause the following procedures shall apply:

     (a) within 7 days of the Appointment Date each party shall submit to the Expert (with a copy to the other party) written representations in support of the Claim (in the case of the Buyer) and the defence to the Claim (in the case of the Sellers) specifying in reasonable detail the specific matter(s) in respect of which the Claim or defence is made and the calculation of the amount which that party considers should be the Estimated Liability;

     (b)  within 7 days of receipt of such representations:

          (i) either party may submit further written representations to the Expert (with a copy to the other party) addressing any matters raised in the other party's representations; and

          (ii) the Expert may request further written submissions from either party to be delivered to the Expert (and copied to the other party) within that 7 day period;

     (c) the Expert shall determine the amount of the Estimated Liability and notify the parties in writing of such determination by no later than one month following the end of the Initial Claim Period;

     (d) the Expert may impose such additional procedures and/or deadlines as he considers necessary or expedient in order to determine the amount of the Estimated Liability within the period referred to in (c) above.

4.4 The Expert shall act as an expert and not as an arbitrator and his determination shall (for the purposes of determining the Estimated Liability only) in the absence of manifest error be final and binding on the Sellers and the Buyer. In the absence of fraud, the Expert shall be under no liability to any person by reason of his determination. The costs of the determination, including fees and expenses of the Expert, shall be borne as the Expert shall determine.

4.5 The number of Retained Consideration Shares to be issued on the First Issue Date shall be the total number of Retained Consideration Shares, less such number of Retained Consideration Shares as at the Issue Price have an aggregate value equivalent to:

     (a) the amount of any Determined Claims as at the expiry of the Initial Claim Period;

     (b) the amount of any Claim that has not at the expiry of the Initial Claim Period become a Determined Claim; and

     (c) the amount of Retained Consideration that the Buyer elects to pay in cash on the First Issue Date in substitution for the relevant number of Retained Consideration Shares (if any) pursuant to clause 3.5.

4.6 The number of Retained Consideration Shares to be issued on the Second Issue Date shall be the balance of any Retained Consideration Shares not issued on the First Issue Date, less such number of Retained Consideration Shares as at the Issue Price have an aggregate value equivalent to:

     (a) the amount of any Claims which have become Determined Claims since the expiry of the Initial Claim Period;

     (b) the Estimated Liability in respect of any Claims which have not become Determined Claims at the Second Issue Date; and

     (c) the amount of Retained Consideration that the Buyer elects to pay in cash on the Second Issue Date in substitution for the relevant number of Retained Consideration Shares (if any) pursuant to clause 3.5.

4.7 Subject to paragraph 3 of Part 2 of Schedule 5 the number of Retained Consideration Shares to be issued on each Final Issue Date (if any) shall be such number of the balance (if any) of Retained Consideration Shares not issued on the First Issue Date or the Second Issue Date that at the Issue Price have an aggregate value equivalent to the amount by which the relevant Determined Claim is less than the Estimated Liability of such Claim (if any). If however the amount of the relevant Determined Claim is greater than the amount of the Estimated Liability of such Claim, Apax and Wellcome Trust shall on the relevant Final Issue Date pay to the Buyer the difference in cash (in the Relevant Proportions) for same day value to an account notified by the Buyer for that purpose.

4.8  The provisions of Schedule 8 shall apply.

5    CONDITIONS

5.1  The sale and purchase of the Shares is conditional on:

     (a) the Sellers giving a Selling Notice to the Company and the Company giving a Compulsory Sale Notice to the Other Members (as each such term is defined in the Articles of Association and in each case in agreed form) and not less than 14 days having elapsed since the giving of those notices;

     (b) notice in the agreed form of the sale and purchase of the Shares being given to holders of options over the Company's shares, and no holder of options over, or rights of conversion into, shares in the capital of the Company having given (and not withdrawn) notice to exercise any of such options or rights between the date of this Agreement and Completion (save in connection with the Apax Loan);

     (c) the Sellers delivering to the Buyer not less than 2 Business Days prior to Completion transfers in respect of all the Shares duly executed by or on behalf of each registered holder in favour of the Buyer or its nominee as it may direct together with such number of certificates for the Shares (or such number of indemnities in respect of the loss thereof in the agreed form) as the Sellers have obtained (including certificates and/or indemnities from each of the Sellers);

     (d) the Apax Loan being converted into *** Shares in accordance with the terms disclosed in the Disclosure Letter;

     (e) the contracts of employment relating to the Redundant Employees being terminated in accordance with their terms or in accordance with compromise agreements entered into by those employees in agreed form;

     (f)  the Lease being assigned in accordance with the Deed of Assignment;

     (g) the UK Listing Authority and the London Stock Exchange respectively agreeing to admit all the Initial Consideration Shares to the Official List and to trading on the London Stock Exchange, subject only to allotment;

     (h) no fact or circumstance having occurred prior to Completion which would amount to a Material Adverse Change;

     (i) no notice having been given or received by the Company or the Sellers to terminate (or indicating an intention to terminate) the RB Contract and no circumstances having arisen as at Completion (excluding for this purpose any such circumstances arising from or in connection with the implementation of this Agreement) giving rise to a right by either party to terminate the RB Contract (other than by reason of the Buyer breaching its obligations under the confidentiality agreement between the Buyer and the Company dated 18 December 2004);

     but the Buyer may waive all or any of Conditions (a) to (i) above (either in whole or in part) at any time by giving notice to the Sellers.

5.2 Each party shall use all reasonable endeavours to procure (so far as it is so able to procure) that each of the Conditions is satisfied on or before the Long Stop Date or earlier termination of this Agreement under cluase 5.3.

5.3 If any of the Conditions are not satisfied or waived on or before the Long Stop Date and the Buyer elects not to complete the purchase of the Shares all the provisions of this Agreement shall lapse and cease to have effect except this sub-clause and clauses 1, 5.1, 5.2, 13-17, 19, 20, 23-30 provided that if the Agreement is terminated prior to the Long Stop Date, neither party shall be liable for any breach of, or failure to comply with, clauses 5.1 or 5.2 occurring after the earlier of termination and the Long Stop Date.

6    COMPLETION

6.1 Subject to the provisions of this Agreement, Completion shall take place at the offices of the Buyer's Solicitors at 8 a.m. on the second Business Day after the date on which the last of the Conditions in clauses 5.1(a), 5.1(c), 5.1(e) and 5.1(g) is satisfied or waived in accordance with clause 5, provided that the other Conditions have been satisfied or so waived prior to Completion (or at such other place, at such other time and/or on such other date as the Buyer and the Sellers may agree).

6.2  Until Completion the provisions of Schedule 6 shall apply.

6.3 At Completion the Sellers and the Buyer shall deliver or cause to be delivered to the other the items listed in Parts 1 and 2 of Schedule 2 respectively to the extent not already delivered prior to Completion.

6.4 At Completion the Sellers shall procure that a board meeting of the Company shall be held at which it is resolved that:

     (a) approval is given for the registration of the transfers of the Shares and the entry of the Buyer or its nominee in the register of members of the Company (subject only to the transfers being represented duly stamped);

     (b) Tony Weir and John Slater are appointed as directors and John Slater as secretary of the Company;

     (c) the Company's registered office is changed to Oakdene Court, 613 Reading Road, Winnersh, Berkshire, RG41 5UA;

     (d) the Company's bank mandates are revised in such manner as the Buyer requires.

6.5  At Completion, the Buyer shall:

     (a) allot and issue to Apax and Wellcome Trust or their respective nominees in the Relevant Proportions the Initial Consideration Shares credited as paid in full in accordance with clause 3;

     (b) deliver duly executed share certificates in the names of Apax and Wellcome Trust or their respective nominees for the Initial Consideration Shares;

     (c) update the register of members of the Buyer with the names of Apax and Wellcome Trust or their respective nominees entered as being members of the Buyer in respect of the Initial Consideration Shares;

     (d) pay the sum of L1 to Apax (or, to the extent required by article 6.4 of the Articles of Association, the Company) in respect of the consideration to be paid to Other Members and the Warrantor; and

     (e) pay an amount of cash equal to the Estimated Net Cash (if a positive number) into the understated bank account:

               Barclays Bank, Corporate Banking Centre, 8-9 Hanover Square, London, W1A 4ZW

               Sterling Client A/C No: ***

               Sort Code: ***

               Ref: ***

6.6 If for any reason the Sellers do not do or procure to be done all those things set out in clause 6.4 and deliver or cause to be delivered to the Buyer the items listed in Part 1 of Schedule 2 as contemplated by clause 6.3, the Buyer may elect (in addition and without prejudice to all other rights or remedies available to it) to fix a new time and date for Completion.

6.7 Following Completion, the amount of the Final Net Cash shall be agreed or determined in accordance with Schedule 7.

6.8  If:

     (a) the Final Net Cash (if a positive number) exceeds the Estimated Net Cash, the Buyer shall pay to Apax and Wellcome Trust the difference in cash (in the Relevant Proportions) as soon as reasonably practicable and in any event within 5 Business Days of the date the Final Net Cash is agreed or determined in accordance with Schedule 7; and

     (b) the Estimated Net Cash was a positive number and exceeds the Final Net Cash Apax and Wellcome Trust shall pay to the Buyer the difference in cash (in the Relevant Proportions) as soon as reasonably practicable and in any event within 5 Business Days of the date the Final Net Cash is agreed or determined in accordance with Schedule 7; and

     (c) both the Estimated Net Cash and Final Net Cash are negative numbers, Apax and Wellcome Trust shall pay to the Buyer the amount of the Final Net Cash (in the Relevant Proportions) as soon as reasonably practicable and in any event within 5 Business Days of the date the Final Net Cash is agreed or determined in accordance with Schedule 7.

7    SELLERS' WARRANTIES

7.1 On the date of this Agreement each of the Sellers severally warrant to the Buyer for itself or himself only in the terms of the Sellers' Warranties subject to the limitations and qualifications set out in Part 2 of Schedule 5.

7.2 The Sellers acknowledge that the Buyer has entered into this Agreement in reliance on the Sellers' Warranties and the Principal Warranties.

8    PRINCIPAL WARRANTIES AND WARRANTIES GENERALLY

8.1 On the date of this Agreement the Warrantor warrants to the Buyer in the terms of the Principal Warranties subject to:

     (a) any matter fairly disclosed in the Disclosure Letter or the Disclosure Documents; and

     (b)  the limitations and qualifications set out in Part 1 of Schedule 5.

8.2 Where any Principal Warranty is qualified by the expression "so far as the Warrantor is aware" or "to the best of the knowledge, information and belief of the Warrantor" or words having similar effect, such knowledge and awareness shall be confined to the actual knowledge of the Warrantor at the date of this Agreement having made reasonable enquiry of each of Nigel Low, C Michael Perkins and Kelly Chessum.

8.3 Each of the Warranties is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited:

     (a)  by reference to any other Warranty; or

     (b)  by any other provision of this Agreement.

9    BUYER WARRANTIES

9.1 On the date of this Agreement the Buyer warrants to the Sellers in the terms of the Buyer Warranties subject to the limitations and qualifications set out in Part 2 of Schedule 5.

9.2 The Buyer acknowledges that the Sellers have entered into this Agreement in reliance on the Buyer Warranties.

10   ORDERLY MARKET

10.1 For the purposes of this clause 10:

     (a) INTEREST shall have the meaning given to it in section 208 of the Companies Act 1985 excluding section 209 thereof;

     (b) CONTROLLED SHARES means any of the Initial Consideration Shares allotted and issued to Apax or Wellcome Trust or their respective nominees;

     (c)  CONTROLLED PERIOD means the period of 12 months following Completion.

10.2 Subject to clauses 10.3 and 10.4, each of Apax and Wellcome Trust covenants to the Buyer that during the Controlled Period it will, and will procure that its or his (as the case may be) nominees will:

     (a) notify the Buyer and its nominated broker in writing prior to the disposal of any Controlled Shares; and

     (b) not dispose of any Controlled Shares other than through the Buyer's nominated broker (provided that if Apax or Wellcome Trust (as the case may be) receive an unsolicited offer to acquire Controlled Shares then the preceding provision of this sub-paragraph (b) shall not apply to a disposal to the person who made such offer but such Seller shall be obliged to notify the Buyer's nominated broker in writing prior to such disposal).

10.3 The provisions of this clause 10 shall not apply to:

     (a)  a disposal pursuant to a court order;

     (b) a renunciation of a right to subscribe for shares where such right is derived from the Controlled Shares or a failure to take up any such right;

     (c) if the Buyer makes an offer to its shareholders to purchase its own shares or proposes a scheme of arrangement, a disposal or agreement to dispose of any Controlled Shares to the Buyer pursuant to that offer or scheme;

     (d) the acceptance by Apax or Wellcome Trust or their respective nominees of a general offer made for all the issued share capital of the Buyer provided such offer is recommended by the board of directors of the Buyer;

     (e) the execution by Apax or Wellcome Trust of an irrevocable commitment to accept a general offer made for all the issued share capital of the Buyer provided such offer is recommended by the board of directors of the Buyer;

     (f) a transfer or purported transfer of the legal and/or beneficial interest of any Controlled Shares by way of the grant of security for borrowing by Apax or Wellcome Trust; or

     (g) a disposal by each of Apax and Wellcome Trust in their absolute discretion of no more than *** Controlled Shares in aggregate to Andrew Sandham, Nigel Low and/or Lennart Bruce and/or their respective family members and/or their respective trustees as they see fit and on such terms as each of Apax and Wellcome Trust see fit.

10.4 Notwithstanding the provisions of clauses 10.2 and 10.3, in the event that either of Apax and Wellcome Trust intends to dispose of Controlled Shares in order to fund a payment pursuant to clauses 4.7, 6.8(b), 6.8(c), 7.1 and paragraph 1 of Part 1 of Schedule 8, the following provisions shall apply:

     (a) for as long as Apax or Wellcome Trust (as relevant) holds ***% or more of the issued share capital of the Buyer, the relevant Seller shall:

          (i) firstly notify the Buyer and its nominated broker of its intention to dispose of such shares; and;

          (ii) provide the Buyer's nominated broker with reasonable details of the proposed trade; and

          (iii) not dispose of any Controlled Shares other than through the Buyer's nominated broker, provided that if the Buyer's nominated broker cannot effect the trade at a price or within timescales acceptable to Apax or Wellcome Trust (as the case may be), Apax or Wellcome Trust (as the case may be) shall be entitled to effect such trade with another broker of their choice and shall advise the Buyer of the relevant broker's details and the progress of such trade; and.

     (b) for as long as Apax or Wellcome Trust (as relevant) holds less than ***% of the issued share capital of the Buyer, the provisions of clause 10.2 shall not apply to the disposal of Controlled Shares for that purpose.

10.5 The provisions of this clause shall also apply to any other securities for the time being representing or derived from the Controlled Shares (whether by way of consolidation, sub division, capitalisation or rights issue or otherwise), other than any such securities as may be acquired for cash by way of rights or other issue, and references in this clause to the Controlled Shares shall be construed accordingly.

11   LOANS AND GUARANTEES

11.1 Each Seller shall procure that on Completion:

     (a) all indebtedness owing immediately before Completion from that Seller or any person connected with that Seller to the Company (other than amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm's length terms) is or has been satisfied in full together with all interest accruing on it up to (but excluding) Completion; and

     (b) all indebtedness owing immediately before Completion by the Company to that Seller or any person connected with that Seller (other than amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm's length terms or pursuant to any service agreement with any Employee or Redundant Employee) is or has been satisfied in full together with all interest accruing on it up to (but excluding) Completion.

11.2 The parties acknowledge that the Consideration Price has been agreed on the basis that no indebtedness of any kind (whether or not then presently payable) will be owing to or by the Company immediately after Completion by or to any Seller or person connected with any Seller other than any amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm's length terms or pursuant to any service agreement with any such Seller.

11.3 The Sellers shall procure that on Completion the Company is released from all guarantees and indemnities given by the Company in respect of any liability or obligation of any Seller or any person connected with any Seller.

12   PROTECTIVE COVENANT

12.1 Each Seller covenants with the Buyer and the Company that he or it (as the case may be) shall not for a period of 12 months after Completion:

     (a) induce or attempt to induce any person who is at the date of Completion a director or employee of the Company to leave the employment of the Company; or

     (b) employ or attempt to employ any person who is at the date of Completion a director or employee of the Company.

12.2 If the restriction in clause 12.1 is void but would be valid if some part of the restriction were deleted or amended, the restriction shall apply with such modification as may be necessary to make it valid.

12.3 The Sellers acknowledge that the provisions in clause 12.1 are no more extensive than is reasonable to protect the Buyer as the purchaser of the Shares.

12.4 The covenant in this clause may with the prior written consent of the Buyer be enforced by the Company against the Sellers or any of them under the Contracts (Rights of Third Parties) Act 1999. The provisions of this clause may be varied or terminated by agreement between the Sellers and the Buyer (and the Buyer may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of the Company.

13   ANNOUNCEMENTS

13.1 Except to the extent otherwise expressly permitted by this Agreement, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter.

13.2 Notwithstanding any other provision in this Agreement, any party may, after consultation with the other parties whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

     (a)  law; or

     (b)  any securities exchange on which its securities are listed or traded;
          or

     (c) any regulatory or governmental or other authority with relevant powers to which that party is subject or submits, whether or not the requirement has the force of law.

14   CONFIDENTIALITY

14.1 Each of the Sellers and the Buyer hereby undertakes that they shall preserve the confidentiality of the Non-Disclosable Information which relates to the other, this Agreement and the Company and its Business, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Non-Disclosable Information provided that nothing in this clause shall prevent the Buyer from using any Non-Disclosable Information after Completion in connection with carrying on business of the Company or the Buyer's Group after Completion.

14.2 Notwithstanding any other provision in this Agreement and without prejudice to the above, the Buyer may, after consultation with the Sellers whenever practicable, and any Seller may, after consultation with the Buyer and each other Seller whenever practicable, disclose Non-Disclosable Information if and to the extent:

     (a)  required by law; or

     (b) required by any securities exchange on which its securities are listed or traded; or

     (c) required by any regulatory or governmental or other authority with relevant powers to which it is subject or submits (whether or not the authority has the force of law); or

     (d) required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement; or

     (e) required by its professional advisers, officers, employees, consultants, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality); or

     (f) that information is in or has come into the public domain through no fault of that party; or

     (g)  the other party has given prior written consent to the disclosure; or

     (h) it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

14.3 The restrictions contained in this clause 14 shall continue to apply after Completion without limit in time.

15   ENTIRE AGREEMENT

15.1 This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement. Notwithstanding that the Short Form Agreement will be executed after the date of this Agreement, in the event of any dispute in relation to, or differences to the terms or interpretation of, the Short Form Agreement, the provisions of this Agreement shall prevail.

15.2 Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

15.3 Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

15.4 Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement.

16   ASSIGNMENT AND TRANSFER

     This Agreement is personal to the parties and no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of all other parties save The Wellcome Trust Limited may assign its rights under this Agreement to any successor trustee of the Wellcome Trust and the Buyer may assign the benefit of this Agreement to any member of the Buyer's Group. In the event such assignee ceases to be a member of the Buyer's Group, the benefit of this Agreement shall be transferred back to an entity within the Buyer's Group with immediate effect. Save as expressly stated in this Agreement, this Agreement and its terms shall be binding on the personal representatives and the estate of the Warrantor. Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause shall be ineffective.

17   COSTS AND EXPENSES

     Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

18   EFFECT OF COMPLETION

     This Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

19   WAIVER

19.1 A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

19.2 A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

19.3 Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

20   VARIATION

     Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of every party to this Agreement or such document as the case may be.

21   SEVERANCE

21.1 If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

21.2 If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

22   FURTHER ASSURANCE

22.1 Each of the Sellers shall from time to time on or following Completion, on being requested to do so by the Buyer, use all reasonable endeavours to do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer at the cost and expense of the relevant Seller necessary to transfer good title to the Shares held by such Seller to the Buyer.

22.2 For so long after Completion as the Seller or any nominee of it or him (as the case may be) remains the registered holder of any Share, it or he (as the case may be) shall hold (or direct the relevant nominee to hold) that Share and any distributions, property and rights deriving from it in trust for the Buyer and shall deal with that Share and any distributions, property and rights deriving from it as the Buyer directs; in particular, each Seller shall exercise all voting rights as the Buyer directs or shall execute or procure the execution of an instrument of proxy or other document which enables the Buyer or its representative to attend and vote at any meeting of the Company.

23   NOTICES

23.1 Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or sent by first class prepaid post or fax or (in the case of the Warrantor) by email (but if by email with a copy by hand or first class pre-paid post to the postal address). Delivery by courier shall be regarded as delivery by hand.

23.2 Such communication shall be sent to the address of the relevant party referred to in this Agreement or the fax number or email address set out below or to such other address or fax number or email address as may previously have been communicated to the other party in accordance with this clause 23. Each communication shall be marked for the attention of the relevant person.

Party            Fax Number/Email      Address                            For the attention of
-----            -------------------   --------------------------------   -----------------------
Buyer            +44 (0)118 989 9300   Oakdene Court, 613 Reading Road,   Chief Financial
                                       Winnersh, Berkshire, RG41 5UA      Officer/General Counsel

Wellcome Trust   ***                   215 Euston Road                    ***
                                       London NW1 2BE

Apax             ***                   15 Portland Place                  ***
                                       London WIB 1PT

Andrew Sandham   ***                   ***                                ***

23.3 A communication shall be deemed to have been served:

     (a) if delivered by hand at the address referred to in clause 23.2, at the time of delivery;

     (b) if sent by first class prepaid post to the address referred to in clause 23.2, at the expiration of two clear days after the time of posting; and

     (c) if sent by facsimile to the number referred to in clause 23.2 or sent by email to the email address specified in that clause, at the time of completion of transmission by the sender.

     If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) under the preceding provisions of this clause 23.3, it shall be deemed to have been delivered at the next opening of such business hours.

23.4 In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class prepaid letter or that the fax was despatched and a confirmatory transmission report received or that the email was transmitted to the correct email address, whether or not opened or read by the recipient.

23.5 A party may notify the other parties to this Agreement of a change to its name, relevant person, address or fax number or email address for the purposes of clause 23.2 or 23.7 as the case may be provided that such notification shall only be effective on:

     (a) the date specified in the notification as the date on which the change is to take place; or

     (b) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

23.6 For the avoidance of doubt, the parties agree that the provisions of clauses 23.1, 23.2, 23.3, 23.4 and 23.5 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

23.7 In this Agreement:

     (a) where the consent, approval or agreement of all of the Sellers collectively is required, such consent, approval or agreement shall be deemed to have been validly given if given in writing signed by or on behalf of both Apax and Wellcome Trust; and

     (b) where notice requires to be served or a matter intimated to all of the Sellers collectively it shall be sufficient for such notice to be served or such intimation given to both Apax and Wellcome Trust.

24   WELLCOME

     The Wellcome Trust Limited represents and warrants that it is, and each of the other parties to this Agreement acknowledge and agree that The Wellcome Trust Limited is, entering into this Agreement solely in its capacity as the trustee of Wellcome Trust and it is hereby agreed and declared that notwithstanding anything to the contrary contained or implied in this
     Agreement:

     (a) the obligations incurred by The Wellcome Trust Limited under or in consequence of this Agreement shall be enforceable against it or the other trustees of Wellcome Trust from time to time; and

     (b) the liabilities of The Wellcome Trust Limited (or such other trustees as are referred to in clause (a) above) in respect of such obligations shall be limited to such liabilities as can and may lawfully and properly be met out of the Retained Consideration Shares and the Deferred Consideration or out of the assets of Wellcome Trust for the time being in the hands or under the control of The Wellcome Trust Limited or such other trustees from time to time.

25   COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

26   GOVERNING LANGUAGE

26.1 Each notice, instrument, certificate or other communication to be given by one party to another in this Agreement or in connection with this Agreement shall be in English (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

27   GOVERNING LAW

     This Agreement is governed by and is to be construed in accordance with English law.

28   JURISDICTION

     The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

29   INTERPRETATION

29.1 The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

29.2 References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

29.3 References to documents "in the agreed form" are to documents in terms agreed between the parties prior to execution of this Agreement and initialled for the purposes of identification by or on behalf of each of the parties.

29.4 References to "writing" or "written" includes any other non-transitory form of visible reproduction of words.

29.5 References to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight.

29.6 References to any English legal term or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to such English legal term or legal concept.

29.7 References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

29.8 References to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

29.9 Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

29.10 References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Directive, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

29.11 A company or other entity shall be a "holding company" for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 736 and 736A of the Companies Act 1985 (as amended) or the meaning attributed to the term "parent undertaking" in section 258 of such Act, and a company or other entity shall be a "subsidiary" for the purposes of this Agreement if it falls within any of the meanings attributed to a "subsidiary" in section 736 and 736A of the Companies Act 1985 (as amended) or the meaning attributed to the term "subsidiary undertaking" in section 258 of such Act, and the terms "subsidiaries" and "holding companies" are to be construed accordingly.

29.12 Section 839 Income and Corporation Taxes Act 1988 is to apply to determine whether one person is connected with another for the purposes of this Agreement.

29.13 The rights and obligations of the Sellers under this Agreement are, save to the extent that they are expressly stated to be joint rights or obligations of the Sellers, their several rights and obligations and, subject thereto, no Seller shall have any liability to the Buyer in respect of any act or omission of or default or breach of, this Agreement by any other Seller. The liability of the Apax and Wellcome Trust in respect of any reduction in the amount of Retained Consideration Shares or Deferred Consideration to which they would otherwise be entitled under this Agreement as a result of any Claims shall be several.

30   RIGHTS OF THIRD PARTIES

     Except as otherwise expressly stated, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

31   EXECUTION

     This Agreement is entered into by the parties on the date at the beginning of this Agreement.

                                   SCHEDULE 3

                           PART 1: SELLERS' WARRANTIES

A.   GENERAL/COMMERCIAL

1    CAPACITY AND AUTHORITY

1.1 The relevant Seller has the requisite power, capacity and authority to enter into and perform this Agreement and all other documents entered into by that Seller pursuant to or in connection with this Agreement.

1.2 This Agreement and all other documents entered into by the relevant Seller, pursuant to or in connection with this Agreement, constitute binding obligations of the relevant Seller enforceable in accordance with their respective terms, subject to:

     (a) limitations arising from the laws of bankruptcy, administration, liquidation, insolvency, receivership or similar laws affecting generally the enforcement of creditors' rights;

     (b)  the effect of general principles of law and equity;

     (c) where any obligations of any person are to be performed or observed outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, the possibility that such obligations may not be enforceable under English law to the extent that performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction;

     (d)  the effect of the Limitation Act 1980; and

     (e)  the laws of any jurisdiction outside England.

2    NO BREACH

2.1 Neither the entry into of this Agreement by the relevant Seller nor the implementation by that Seller of the transactions contemplated by it will result in:

     (a) breach of any provision of any constitutional document of the relevant Seller (if appropriate); or

     (b) a breach of, or give rise to a default under, any contract or other instrument to which the relevant Seller is a party or by which it is bound; or

     (c) breach of any applicable laws or regulations or of any order, decree or judgment of any court, or any governmental, regulatory or other authority applicable to the relevant Seller.

3    THE SHARES

3.1 The Shares constitute at the date of this Agreement and will at Completion (including in respect of any Shares issued to Apax in connection with the conversion of the Apax Loan prior to Completion) constitute the entire issued share capital of the Company at Completion, are and will be fully paid or credited as fully paid and have been or will be duly and validly authorised and issued.

3.2 The relevant Seller is the sole legal and beneficial owner of those of the Shares set against its name in part 2 of Schedule 1 or is otherwise able to sell and transfer the entire legal and beneficial ownership of such Shares to the Buyer.

3.3 As regards the relevant Seller in respect of the Shares held by it, there is no Encumbrance on, over or affecting such Shares.

                          PART 2: PRINCIPAL WARRANTIES

1    THE COMPANY

     The Company is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated.

2    ARRANGEMENTS WITH THE COMPANY

     There are not currently outstanding any contracts or agreements to which the Company is a party which are otherwise than on arm's length normal commercial terms.

3    CONSTITUTIONAL DOCUMENTS, STATUTORY BOOKS AND RETURNS

     The copies of the Memorandum and Articles of Association of the Company attached to the Disclosure Letter are complete and accurate in all material respects. The register of members and other statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received. All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to the registrar of companies have been correctly made up and duly filed or delivered.

4    ACCOUNTS, MANAGEMENT ACCOUNTS AND GRANTS

4.1 The Accounts have been prepared in accordance with the Accounts Standards and give a true and fair view of the state of affairs of the Company at the Accounts Date and of the profits and losses for the period covered by the Accounts and at Completion will be audited.

4.2 The Accounts have been prepared and will be audited on a basis consistent with the accounting policies used in the preparation of the audited accounts of the Company for the preceding financial year.

4.3 The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body.

4.4 The Management Accounts have been prepared applying and adopting policies, principles, bases, conventions, rules, practices, techniques, methods and procedures consistent with those employed in preparing the management accounts of the Company for each of the 12 months in the Financial Year 2004 and enable a reasonable judgement to be made as to the income and expenditure of the Company for the period to which they relate.

5    EVENTS SINCE THE ACCOUNTS DATE

     Since the Accounts Date:

     (a) the Company has not allotted or issued or agreed to allot or issue any share capital;

     (b) the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

     (c) no resolution of the Company in general meeting has been passed other than resolutions relating to ordinary business at annual general meetings;

     (d) the Company has not declared, made or paid a dividend or other distribution except as provided for in the Accounts;

     (e) no change in the accounting reference period of the Company has been made;

     (f) the Company has not acquired or disposed of or agreed to acquire or dispose of any material business or asset (other than in the ordinary course of business);

     (g) the Company has not assumed or incurred, or agreed to assume, any material liability (including any contingent liability), obligation, commitment or expenditure involving an amount in excess of L10,000 that is not included within the Budget or set out in the Management Accounts; and

     (h) the Company has not repaid any borrowing or indebtedness in advance of its stated maturity.

6    TRADING ARRANGEMENTS AND RB CONTRACT

6.1 The Company is not a party to any contract, arrangement or commitment which is:

     (a)  otherwise than in the ordinary course of business;

     (b) of a long-term nature (that is to say, unlikely to have been fully performed, in accordance with its terms, more than 12 months after the date on which it was entered into); or

     (c) which is incapable of termination in accordance with its terms by the Company on 12 months' notice or less.

6.2 In relation to the RB Contract (all clause references and defined terms in this sub-paragraph are to clauses and defined terms in the RB Contract):

     (a) the Company has not consented to any sub-licence or sub-contract under clause 3.5.2;

     (b)  no notice has been given under 3.5.8;

     (c) the West Agreement has not been novated to Reckitt Benckiser Healthcare (UK) Limited;

     (d) the Company has not sub-licensed or sub-contracted any rights under the RB Contract;

     (e) Reckitt Benckiser Healthcare (UK) Limited has not exercised its option under clause 3.10;

     (f) the Disclosure Letter contains a summary of the clinical status and formulation development status of IX-1003 as at 15 June 2005;

     (g) the Company is not in breach of its obligation to transfer Know How to Reckitt Benckiser Healthcare (UK) Limited pursuant to clause 4.1 of the RB Contract;

     (h) the joint steering committee under the RB Contract has not embarked on the development of any products other than IX-1003, IX-1004 and IX-1005;

     (i) West provides the services described in clause 10.4 and the Warrantor has no reason to believe that West intends to cease providing those services; and

     (j)  the Company has not exercised Option provided for in clause 13.1.

6.3 Copies of all agreements to which the Company is party and which in any one Financial Year carry a financial liability or financial benefit for the Company of L50,000 or more are contained in the Disclosure Letter (with the exception of employee service contracts and lease agreements relating to premises occupied by the Company). The Company has complied in all material respects with, and so far as the Warrantor is aware, the other parties have complied in all material respects with, the terms of all such contracts. No notice to terminate any of such contracts has either been served or received by the Company and the Warrantor is not aware of any intention on the part of any party to any such material contract to serve a notice to terminate.

7    LICENCES TO OPERATE

7.1 The Company has complied with all material statutory, municipal, governmental, court and other requirements applicable to:

     (a) the formation, continuance in existence, creation and issue of securities; and

     (b)  the management, property and operations of the Company.

7.2 The Company has not received any written notice in the 12 months prior to the date of this Agreement alleging that any licences, consents and other permissions and approvals required for or in connection with the carrying on of the Business have not been obtained.

8    LITIGATION

8.1 The Company is not at present engaged in, nor has been engaged in during the 12 months prior to the date of this Agreement, any action or proceeding (whether civil or criminal), arbitration or mediation (whether formal or informal), investigation or inquiry other than any matter in which the Company is a claimant in the collection of debts arising in the ordinary course of business none of which individually exceeds L15,000 and which do not exceed L30,000 in aggregate.

8.2  The Company has not received notice in writing of:

     (a) any actual, pending or threatened governmental, regulatory investigation or inquiry, whether formal or otherwise, which is connected with the Company and the Warrantor is not aware of any facts or circumstances which are likely to give rise to any such action against the Company; or

     (b) any claim in damages connected with the Company (whether liquidated or unliquidated), or of an injunction or other order or an application for such an injunction or other order, either as a party or non-party to proceedings, arbitration, investigation, inquiry or other action, formal or otherwise, which is connected with the Company.

8.3 There is no judgment, award, order or decision outstanding or, so far as the Warrantor is aware, pending against the Company or its assets.

9    INSURANCE

9.1 The Disclosure Letter sets out a list of all material insurance policies maintained by or on behalf of the Company and full details of any claims made in the 24 months prior to the date of this Agreement under such insurance policies, or prior policies in respect of similar insured risks. All premiums due and payable on the insurance polices have been paid and so far as the Warrantor is aware the Company has not received any written notice that the policies relating to them are not in full force and effect or void or voidable.

9.2 No claim in excess of L10,000 has been made and is outstanding either by the insurer or the insured under any of the said policies.

10   ASSETS

10.1 The Company owns or is entitled to use all material tangible assets and property which the Warrantor considers necessary for the purposes of carrying on the Business as it is currently carried on.

10.2 No material tangible asset or property is the subject of any Encumbrance (excepting any lien arising by operation of law in the ordinary course of trading) or, save as disclosed in the Disclosure Letter, the subject of any leasing, hire, hire-purchase, conditional sale or credit sale agreement.

10.3 There are disclosed in the Disclosure Letter a list of material tangible assets and property subject to leasing, hire, hire-purchase, conditional sale or credit sale agreement terms.

11   BORROWINGS AND LENDINGS

     Borrowings

11.1 The Company does not have any bank borrowings.

     Loans

11.2 Other than in the ordinary course of business, the Company has not lent any money which has not been repaid, and does not own the benefit of any debts (whether or not due for payment), other than debts which have arisen in the ordinary course of business.

12   INSOLVENCY

12.1 The Company has not:

     (a) entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

     (b) submitted to its creditors or any of them a proposal under Part I of the Insolvency Act 1986;

     (c) entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I of the Insolvency Act 1986 or otherwise);

     (d) made an application to the Court under section 425 of the Companies Act 1985 or resolved to make such an application;

     (e) presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 14 days, nor has a winding up order been made against it or a provisional liquidator appointed;

     (f) been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

     (g) had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor;

     (h) had a written demand for the payment of sums due served upon it in accordance with Section 123(1)(a) of the Insolvency Act 1986 which has not been settled or disputed.

12.2 The Company is not:

     (a) the subject of an interim order under Schedule 1B of the Insolvency Act 1986 nor has it made an application to Court for such an order;

     (b) the subject of an administration order, nor has a resolution been passed by the Directors or shareholders for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force;

     (c) subject to a resolution passed by the Directors or the shareholders for notice of appointment of an administrator to be filed with the Court, nor has a notice of appointment of an administrator been filed with the Court by the holder of a floating charge or by the Company or its Directors.

B    EMPLOYMENT AND PENSIONS

1    EMPLOYEES

     Employment contracts for Directors and Employees

1.1  The Disclosure Letter contains the following:

     (a) an accurate list of all Employees together with their job title and salary; and

     (b) accurate and complete copies of the Directors' current service agreements and of the current service agreements for all other Employees.

     Incentive Schemes

1.2 The Disclosure Letter contains details of all share incentive, share option, profit sharing or other incentive or benefit schemes between the Company and any of its Employees which are now in force and there are no other such schemes.

     Notice periods

1.3 All contracts of service or services with Directors, Employees or Consultants can be terminated by 12 months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or other statutory right, if applicable).

     Pay reviews

1.4 No remuneration reviews or negotiations for an increase in the remuneration or benefits of an Employee are current or due to take place within the next three months.

     Assurances etc

1.5 No assurances or undertakings (whether legally binding or not) have been given to any of the Employees as to the continuation, introduction, increase or improvement of any terms and conditions, remuneration, benefits or other bonus or incentive between the Company and any of its Employees.

     Loans

1.6 There are no outstanding loans between the Company and an Employee (other than loans not individually exceeding L5,000 relating to travel arrangements).

     Property

1.7 No employee resides in or occupies or is entitled to reside in or occupy any property belonging to the Company.

     Secondments

1.8 The Company has not entered into any secondment arrangements relating to any Employee.

     Redundancy

1.9 The Company has no obligation to make any payment, on the redundancy of any Employee, in excess of the statutory redundancy payment.

     Trade Union

1.10 The Company does not recognise a trade union nor does it have any works or supervisory council or other body representing Employees.

1.11 The Company has not received any application for recognition from a trade union.

2    PENSIONS

2.1 Other than in respect of the Norwich Union Stakeholder Pension Scheme the Company has not paid, provided or contributed towards and the Company is not under any obligation (whether or not legally enforceable) to pay, provide or contribute towards, any relevant benefit as defined in section 612, Taxes Act 1988 for or in respect of any Pensionable Employee or any spouse, child or dependent of any Pensionable Employee.

2.2 The Company is not or has not since 27 April 2004 been an associate of or connected with (within the meaning of sections 435 and 239 respectively of the Insolvency Act 1986) any person who is an employer in relation to any occupational pension scheme, other than a scheme that provides for money purchase benefits only (as defined in section 181(1) of the Pension Schemes Act 1993).

2.3 The Company is compliant with the stakeholder pension employer requirements referred to in Part IV of the Stakeholder Pension Schemes Regulations 2000 and section 3 of the Reform and Pensions Act 1999.

C    INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

1    INTELLECTUAL PROPERTY

1.1 All Intellectual Property which is used by the Company is owned by, or licensed to, the Company.

     Registered IP

1.2 Details of all registered Intellectual Property, including applications made for registration, owned by the Company are set out in the Disclosure Letter (REGISTERED IPR).

1.3 The Company is the exclusive legal and beneficial owner of the Registered IPR free from all Encumbrances. So far as the Warrantor is aware, no challenge by a third party has been made in respect of the Company's applications to register its Intellectual Property.

1.4 All fees payable in respect of the maintenance of the Registered IPR have been paid. No third party has challenged any of the Registered IPR and, so far as the Warrantor is aware, there are no proceedings (including any oppositions or allegations) that might result in any of the registrations of the Registered IPR being cancelled or revoked or being subject to a compulsory licence, and so far as the Warrantor is aware the Registered IPR is valid.

1.5 All material research and development activity conducted by or on behalf of the Company has been conducted by employees of the Company acting in the course of their employment or pursuant to written agreements complete and accurate copies of which are contained in the Disclosure Letter.

1.6 The Company has disclosed in the Disclosure Letter its processes in place to document inventions and protect against unauthorised disclosure of its Confidential Information, and operates in accordance with those processes.

     Licensed IP

1.7 Complete and accurate copies of all licences of Intellectual Property granted to or by the Company, or which otherwise relate to any Intellectual Property owned by the Company, are set out in the Disclosure Letter (with the exception of basic material transfer agreements and routine software or research reagent licenses).

1.8 The Company has complied in all material respects with the terms of, and so far as the Warrantor is aware the other parties have complied with the material terms of, licences and other agreements referred to in warranty
     1.7 and the Warrantor is not aware of any intention on the part of any party to any such licences or agreements to serve a notice to terminate.

     Infringement

1.9 The Company has not received any written notice in the 24 months prior to the date of this Agreement alleging that the principal processes employed and the principal products and services dealt in by the Company infringe the Intellectual Property of any third party.

2    INFORMATION TECHNOLOGY

2.1 Other than as set out in the Disclosure Letter, the information technology systems of the Company have not been the subject of failure or breakdown in the 12 months prior to the date of this Agreement that has caused any material disruption to the business of the Company.

2.2 The Company has protected the information technology systems used by it against viruses, Trojan horses and other damaging programming code using preventative measures consistent with those commonly used in the drug discovery business. The Company has procedures in place designed to prevent any unauthorised access to the information technology systems used by it and the data stored on those information technology systems consistent with those commonly used in the drug discovery business.

2.3 Details of the Company's security procedures and disaster recovery plans are set out in, or attached to, the Disclosure Letter. The Company has complied with such procedures and plans for the 12 months prior to the date of this Agreement. The Company maintains back-up capabilities which back up data after the close of business on each Business Day.

2.4 The Company is notified to the Information Commissioner and has not knowingly breached the Data Protection Act 1998 or any applicable data protection legislation in England or Wales. The Company's data protection policies are set out in, or attached to, the Disclosure Letter.

D    PROPERTY AND ENVIRONMENT

1    PROPERTY

     GENERAL

1.1 The Company does not own, control, use or occupy or have any interest in any land or building and the Company has not entered into any legally binding agreement for the purchase of any such interest.

1.2 All original surrender, release, or indemnity documents relating to any Relevant Land (including the Property) are in the possession of the Company.

1.3 The Company has not received any written notice or order affecting any Relevant Land (including the Property) from any government department, any authority or any third party.

1.4 The Company is not a guarantor of the tenant's covenants in any lease, including under any authorised guarantee agreement.

1.5 The Company has not surrendered the lease of any leasehold property to the reversioner without first investigating the reversioner's title and without receiving from the reversioner an absolute release from the tenant's covenants in the relevant lease and from all liability arising under the lease.

1.6 The Company has not assigned or transferred any leasehold property of which it was the original tenant or in respect of which it entered into a covenant with the landlord to observe and perform the tenant's covenants under that lease without receiving a full and effective indemnity in respect of its liability under that lease or that covenant (as the case may be).

1.7 The Company has not conveyed or transferred any freehold property in respect of which it entered into any covenant (including an indemnity covenant) which continues to bind it without receiving a full and effective indemnity in respect of its liability under that covenant.

1.8 The Company has not conveyed or transferred any property, whether freehold or leasehold, which at the time of conveyance or transfer was subject to a lease, tenancy, licence or agreement for occupation or use without receiving a full and effective indemnity in respect of its liability under each relevant lease, tenancy, licence or agreement or under each indemnity covenant given by it in respect of any occupation lease.

2    ENVIRONMENT

2.1 The Company has not received any written notice of any actual, pending or threatened actions by Regulatory Authorities or third parties in respect of any alleged non-compliance with Environmental Law and has at all times complied in all material respects with all applicable Environmental Laws.

2.2 The Company has at all times held all requisite Environmental Licences (all of which are (where still required) valid and subsisting) and has at all times complied with the terms and conditions of such Environmental Licences in all material respects. So far as the Warrantor is aware, no Environmental Licence is personal to the Company. So far as the Warrantor is aware, there are no circumstances likely to give rise to any, suspension, revocation or material modification of any Environmental Licence, or which is likely to prejudice the renewal, extension or, where necessary, transfer of, any such licence.

2.3 So far as the Warrantor is aware, no Dangerous Substance has been used, disposed of, stored, generated, released, buried, transported, or emitted at, on, from, under or to any Relevant Land nor, so far as the Warrantor is aware, has the Company or any other person or entity for which the Company can be liable, used, disposed of, stored, generated, released, buried, transported, or emitted any Dangerous Substance at, on, from or under any other place, in each case except where such Dangerous Substances are used, disposed of, stored, generated, released, buried, transported or emitted in the ordinary course of the Company's business in accordance with any applicable Environmental Laws and/or Environmental Licences.

E    TAXATION AND TAX RETURNS

     TAXATION

1 As far as the Warrantor is aware, the Company has made all returns and given or delivered all notices, accounts and information which ought to have been made to any Taxing Authority and all returns, notices, accounts and information submitted to any Taxing Authority were when made true and accurate in all material respects and the Company is not involved in any dispute with any Taxing Authority concerning any matter likely to materially affect in any way the liability (whether accrued, contingent or future) of it to Taxation and the Warrantor is not aware of any matter which may lead to such dispute.

2 As far as the Warrantor is aware, the Company has duly paid or fully provided for all Taxation for which it is liable and the Warrantor is not aware of any circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against the Company in respect of any period prior to Completion.

3 No liability of the Company to Taxation, or to account for Taxation, has arisen since the Accounts Date or will arise up to Completion save for:

     (a)  corporation tax payable in respect of normal trading profits earned;

     (b)  income tax deducted or accounted for under PAYE regulations;

     (c)  national insurance contributions in respect of emoluments; or

     (d)  value added tax for which it is accountable to any Taxing Authority,

     and which has where appropriate been deducted or charged and where due paid to the appropriate Taxing Authority.

4 The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or (so far as the Warrantor is aware) any other person avoiding Taxation.

     DISTRIBUTIONS AND OTHER PAYMENTS

5 The rents, annual payments and other sums of an income nature paid or payable by the Company since the Accounts Date, or which the Company is under an obligation incurred since the Accounts Date to pay in the future and which are not wholly allowable as deductions or charges in computing income for the purposes of Corporation Tax (except to the extent that payments of a similar nature were made prior to the Accounts Date and were not treated as allowable in preparing the Accounts) do not exceed L500,000.

6 All interest, discounts or premiums payable by the Company in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act 1996 are capable of being brought into account by the Company as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

     CAPITAL ALLOWANCES AND CAPITAL GAINS

7 No balancing charge under the Capital Allowances Act 1990 or the Capital Allowances Act 2001 (or other legislation relating to any capital allowances or charge to corporation tax on capital gains) not provided for or taken into account in computing any provisions in the Accounts would be made on the Company on the disposal of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

8 No event has occurred since the Accounts Date otherwise than in the ordinary course of business by reason of which any balancing charge will fall to be made against or any disposal value will fall to be brought into account by the Company under the Capital Allowances Act 1990 or the Capital Allowances Act 2001 (or other legislation relating to any capital allowances).

9 The Company has not claimed any research and development tax relief or tax credit under the Finance Act 2000 or the Finance Act 2002.

     CAPITAL GAINS

     INTANGIBLE ASSETS

10 In this section references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of schedule 29 to the Finance Act 2002 and to which the provisions of that Schedule apply and references to an intangible fixed asset shall be construed accordingly.

11 The Disclosure Letter sets out the basis on which debits relating to expenditure on intangible fixed assets have been taken into account in the Accounts and, so far as the Warrantor is aware, in relation to any such expenditure (on intangible fixed assets) incurred since the Accounts Date debits will, on the basis of facts and circumstances known at the date of this Agreement be available to the Company. So far as the Warrantor is aware no circumstances have arisen since the Accounts Date by reason of which that basis might change.

12 The Company does not own an asset which has ceased to be a chargeable intangible asset since the Accounts Date in the circumstances described in paragraph 108 of schedule 29 to the Finance Act 2002 and, so far as the Warrantor is aware, no circumstances have arisen since the Accounts Date which have required, or will (on the basis of the facts and circumstances known at the date of this Agreement) require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

     CLOSE COMPANIES

13 The Company is not and has not at any time since incorporation been a close investment holding company as defined in section 13A Taxes Act 1988.

14 No distribution within section 418 Taxes Act 1988 has been made by the Company since incorporation.

15 No loan or advance made by or debt incurred to or assigned to the Company falling within the provisions of section 419 Taxes Act 1988 (as extended by section 422 thereof) is outstanding or has been waived since the Accounts Date.

     GROUPS OF COMPANIES

16 The Company is not and has not since incorporation been a member of a group of companies as defined in section 170 TCGA 1992 or part 8 of schedule 29 to the Finance Act 2002.

     OVERSEAS INTERESTS

17   UK Residence

     The Company is and has since incorporation been resident in the United Kingdom for corporation tax purposes and is not and has not been treated as resident in any other jurisdiction for any Taxation purpose. The Company has not nor has had a branch, agency or permanent establishment outside the United Kingdom.

18   Controlled foreign companies and offshore funds

     The Company does not have and has not since incorporation had any interest in a controlled foreign company as defined in Chapter IV Part XVII Taxes Act 1988 nor any material interest in an offshore fund as defined in section 759 Taxes Act 1988.

19   Agency for non-residents

     The Company has not been and is not assessable to Taxation under section 78 Taxes Management Act 1970 (including that section as modified and applied for stamp duty reserve tax), section 126 Finance Act 1995, schedule 26 Finance Act 2003 or under section 42A Taxes Act 1988.

     SECONDARY LIABILITY

20 The Company is not liable to reimburse or indemnify any person (including a Taxing Authority) an amount in respect of a Taxation liability (other than in respect of VAT insurance premium tax and air passenger duty) which is the primary liability of any other person and which arose as a result of a transaction, event, act or omission occurring on or before Completion (including those deemed to have occurred for Taxation purposes on or before Completion) or by reference to any profits earned on or before Completion.

     TAX AVOIDANCE, TRANSACTIONS REQUIRING CLEARANCE ETC.

21   Transactions between persons under common control

     No transactions or arrangements involving the Company have taken place or are in existence which are such that any of the provisions of section 770 to section 773 or schedule 28AA Taxes Act 1988 or part 12 of schedule 29 to the Finance Act 2002 have been or could be applied to it so as to give rise to a liability to Taxation of the Company not provided for in the Accounts.

22   Pension scheme refunds

     Since the Accounts Date no payment has been made to the Company to which section 601 Taxes Act 1988 applies.

     STAMP DUTY AND STAMP DUTY LAND TAX (SDLT)

23 All documents to which the Company is a party and which are required to be stamped with United Kingdom stamp duty in order:

     (a) to establish the Company's title to an asset owned by it at Completion; or

     (b)  to enable their enforcement by any Group Company,

     have been duly stamped.

24 All SDLT payable by the Company has been paid within the periods prescribed by law, all land transaction returns have been correctly completed, are true and accurate and not the subject of any dispute with or enquiry from any Taxing Authority.

     VALUE ADDED TAX

25   Registration

     The Company is duly registered for the purposes of Value Added Tax with monthly prescribed accounting periods and no such registration is subject to any conditions imposed by or agreed with the relevant Taxing Authority and the Company is not (nor are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

26   VAT group

     The Company is not nor has it been treated for Value Added Tax purposes as a member of any group of companies and there has been no transfer of a business as a going concern in respect of which the Company could become, or has at any time since the Accounts Date been, liable under section 44 VATA 1994 nor since the Accounts Date has there been any supply of goods or services by the Company in respect of which section 43(1) VATA 1994 is disapplied by sub-section (2A) of that section. No direction has been given to the Company under paragraph 1 of schedule 9A to VATA 1994 either to the Company or in circumstances where the Company may be liable for any Value Added Tax assessed by that direction.

27   Secondary liability

     No act or transaction has been effected in consequence of which the Company is or may be held liable for any Value Added Tax under section 29, section 47, section 48 or section 55 VATA 1994.

28   Compliance

     The Company has complied with all statutory provisions, rules, regulations, orders and directions concerning Value Added Tax.

29   Exemption

     The Company is not nor was it partially exempt in its current or preceding value added tax year and so far as the Warrantor is aware there are no circumstances by reason of which either regulation 107 or 108 Value Added Tax Regulations 1995 might apply (or have since the Accounts Date applied) to the Company.

30   Valuation

     No direction has been or so far as the Warrantor is aware could have been made to the Company under paragraph 1 of schedule 6 or paragraph 1 of schedule 7 to VATA 1994.

31   Security

     The Company has not at any time been required to give security under paragraph 4 of schedule 11 to VATA 1994.

32   Option to charge VAT on supplies by the Company

     The Disclosure Letter contains particulars of any elections to waive exemption made under schedule 10 to VATA 1994 by (i) the Company or (ii) any person who is a relevant associate (as defined in paragraph 3(7) of that schedule) in relation to the Company and all such elections have effect. The Company has not made an exempt supply in relation to any property such that it did or (if it wished to elect in future) would need permission to elect to waive exemption and there is no land or building in which the Company has an interest where any election to waive exemption is or may become ineffective by virtue of paragraph 2(3A) or 2(3AA) of the schedule.

33   Capital Goods Scheme

     There is no capital item within the meaning of Part XV of the Value Added Tax Regulations 1995 (S.I. 1995/2518) in relation to which a liability under Part XV has arisen or could in future arise on the Company.

34   Interest in the case of official error and repayment supplement

     No claims have been made by the Company under section 78 or section 79 VATA 1994. So far as the Warrantor is aware there are no circumstances by virtue of which an assessment under section 78A VATA 1994 has been or could be made on the Company.

35   Bad debt relief

     The Company has not made any claim under section 36 VATA 1994. So far as the Warrantor is aware, there are no circumstances by virtue of which there could be a clawback of input tax from the Company under section 26A VATA 1994.

36   Inheritance Tax

     So far as the Warrantor is aware, there are not in existence any circumstances whereby any such power as is mentioned in section 212(1) Inheritance Tax Act 1984 that could so far as the Warrantor is aware be exercised in relation to any shares, securities or assets of the Company.

                                   SCHEDULE 4

                                BUYER WARRANTIES

1 The Buyer is a company duly incorporated and validly existing under the laws of England and Wales and has the requisite power, capacity and authority to enter into and perform this Agreement.

2 This Agreement constitutes valid and legally binding obligations of the Buyer enforceable in accordance with their terms subject to:

     (a) limitations arising from the laws of bankruptcy, administration, liquidation, insolvency, receivership or similar laws affecting generally the enforcement of creditors' rights;

     (b)  the effect of general principles of law and equity;

     (c) where any obligations of any person are to be performed or observed outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, the possibility that such obligations may not be enforceable under English law to the extent that performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction;

     (d)  the effect of the Limitation Act 1980; and

     (e)  the laws of any jurisdiction outside England.

3 Neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

     (a) a breach of any provision of the memorandum and articles of association of the Buyer;

     (b) a breach of, or give rise to a default under, any contract or other instrument to which the Buyer is a party or by which it is bound; or

     (c) a breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Buyer.

4 With the exception of those matters referred to in clause 5 no consent or approval of, authorisation or order of any court or any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement is required by the Buyer for the execution or implementation of this Agreement.

5

5.1  The Buyer has not:

     (a) entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

     (b) submitted to its creditors or any of them a proposal under Part I of the Insolvency Act 1986;

     (c) entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I of the Insolvency Act 1986 or otherwise);

     (d) made an application to the Court under section 425 of the Companies Act 1985 or resolved to make such an application;

     (e) presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 14 days, nor has a winding up order been made against it or a provisional liquidator appointed;

     (f) been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

     (g) had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor;

     (h) had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) of the Insolvency Act 1986 which has not been settled or disputed.

5.2  The Buyer is not:

     (a) the subject of an interim order under Schedule 1B of the Insolvency Act 1986 nor has it made an application to Court for such an order;

     (b) the subject of an administration order, nor has a resolution been passed by the Directors or shareholders for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force;

     (c) subject to a resolution passed by the Directors or the shareholders for notice of appointment of an administrator to be filed with the Court, nor has a notice of appointment of an administrator been filed with the Court by the holder of a floating charge or by the Company or its Directors.

5.3  No member of the Buyer's Group is:

     (a) a party to any litigation, arbitration or administrative proceedings which are in progress or of which it has been notified in writing by or against or concerning it or any of its assets; nor

     (b) so far as the directors of the Buyer are aware, the subject of any governmental, regulatory or official investigation or enquiry which is in progress or of which it has been notified in writing, which in each case has or is likely to have a material adverse effect on the Buyer's ability to execute, deliver and perform its obligations under this Agreement.

5.4 The Buyer has available sufficient authorised and unissued share capital to permit the issue of the Initial Consideration Shares and the Retained Consideration Shares in accordance with the terms of this Agreement.

                                   SCHEDULE 5

         PART 1: LIMITATIONS ON LIABILITY UNDER THE PRINCIPAL WARRANTIES

The following limitations only relate to Principal Warranty Claims:-

1    SCOPE

1.1 The Warrantor shall only be liable in respect of a Principal Warranty Claim if such Principal Warranty Claim becomes a Determined Claim which shall mean a claim:

     (a) which has been resolved by written agreement between the Sellers and the Buyer; or

     (b) which is the subject of an order as to both liability and quantum made by a court or tribunal of competent jurisdiction or arbitration.

1.2 Nothing in this Schedule shall have the effect of excluding, limiting or restricting any liability of the Warrantor in respect of a Principal Warranty Claim arising as a result of fraud or wilful non-disclosure on the part of the Warrantor.

2    CAP ON WARRANTOR'S LIABILITY

2.1 The aggregate liability of the Warrantor in respect of all and any Principal Warranty Claims shall not exceed the Warranty Claim Limit.

2.2 In the event that the Buyer brings a Principal Warranty Claim against the Warrantor and such Principal Warranty Claim becomes a Determined Claim, then such Principal Warranty Claim shall be satisfied (and shall only be capable of being satisfied) at the Warranty Claim Ratio by both a reduction in the number of Retained Consideration Shares to be allotted and issued to Apax and Wellcome Trust by the Buyer (calculated in accordance with clause
     4) and by a reduction in the Deferred Consideration (calculated in accordance with Clause 3.6), provided that the aggregate amount available to satisfy all Principal Warranty Claims shall always be limited to:

     (a) a reduction in the number of Retained Consideration Shares to be allocated and issued to Apax and the Wellcome Trust equal to such number of Retained Consideration Shares, which at the Issue Price have an aggregate value of no more than L***; plus

     (b) a reduction in the Deferred Consideration of no more than L***, and provided further that the aggregate amount available to satisfy all Principal Warranty Claims, and any Ancillary Claims to be satisfied pursuant to paragraph 4 of Part 2 of Schedule 8, shall not exceed the Warranty Claim Limit.

     Accordingly the Warrantor shall have no financial liability for, and the Buyer shall not be able to seek any financial payment from the Warrantor (or his estate or personal representatives) in respect of, any Principal Warranty Claim.

3    TIME LIMITS FOR MAKING CLAIMS

3.1 No Principal Warranty Claim may be made against the Warrantor unless notice (complying with the provisions of paragraph 3.2 below) of such Principal Warranty Claim is served on the Warrantor (but not his estate or personal representatives, if relevant) and Apax and Wellcome Trust in writing as soon as practicable after the Buyer becomes aware of the circumstances giving rise to a Principal Warranty Claim and, in any event before the day falling on the first anniversary of Completion provided that, save in respect to a Principal Warranty Claim to which subparagraph 4 applies, the liability of the Warrantor shall cease absolutely unless within six months of service of such notice legal proceedings in respect of such Principal Warranty Claim have been properly issued and validly served on the Warrantor.

3.2 A notice of Principal Warranty Claim shall specify in reasonable detail the specific matter in respect of which the Principal Warranty Claim is made and a calculation of the amount claimed.

4    CONTINGENT LIABILITIES

     No Principal Warranty Claim may be made against the Warrantor based upon a liability which is contingent unless and until such contingent liability becomes an actual liability.

5    THRESHOLD AND DE MINIMIS

5.1 The Warrantor shall not be liable in respect of any Principal Warranty Claim unless the aggregate liability for all Principal Warranty Claims exceeds L150,000 (THE THRESHOLD), in which case the Buyer shall be entitled to all amounts resulting from those Principal Warranty Claims and not just the excess over the Threshold.

5.2 In calculating liability for Principal Warranty Claims for the purposes of paragraph 5.1 above, any Principal Warranty Claim which is less than L*** shall be disregarded and the Warrantor shall not be liable for any such disregarded Claims.

5.3 If more than one Principal Warranty Claim arises from, or is caused by, the same or substantially the same matter, matters, circumstance or circumstances and the aggregate amount of damages to which the Buyer would be entitled as a result of those Principal Warranty Claims is equal to or exceeds the sum specified in subparagraph 5.2, subparagraph 5.2 shall not apply to any of those Principal Warranty Claims.

6    CHANGES IN LEGISLATION

     The Warrantor shall not be liable in respect of a Principal Warranty Claim if such Principal Warranty Claim would not have arisen but for, or to the extent it is increased directly or indirectly as a result of:

     (a) a change in legislation or law announced after the date of this Agreement; or

     (b) an increase in the Taxation rates or an imposition of Taxation in each case not actually or prospectively in force at the date of this Agreement; or

     (c) any change or withdrawal after the date of this Agreement of any published practice or concession of any Taxing Authority; or

     (d) a change after Completion in the accounting policies adopted by the Company (other than a change made in order to comply with the Accounts Standards in force at the date of this Agreement) including any change to the date to which its accounts are prepared.

7    ACTS OF BUYER

     The Warrantor shall not be liable in respect of a Principal Warranty Claim to the extent that such Principal Warranty Claim is directly attributable to, or to the extent it is increased directly or indirectly as a result of:

     (a) any act, omission, transaction or arrangement carried out at the request of or with the approval of the Buyer before or at Completion; or

     (b) any act, omission, transaction or arrangement carried out by or on behalf of the Buyer or by or on behalf of a member of the Buyer's Group outside the ordinary course of business after Completion.

8    MITIGATION

     Nothing in this Agreement shall be deemed to relieve the Buyer from any common law duty to take reasonable steps to mitigate any loss or damage suffered or incurred by it as a result of any of the Principal Warranties being untrue or inaccurate.

9    RECOVERY FROM ANOTHER PERSON

9.1 If the Buyer or any member of the Buyer's Group receives (whether by payment, discount, credit, relief or otherwise) from a third party a sum which would not have been received but for the matter or circumstance giving rise to the relevant Principal Warranty Claim before the Principal Warranty Claim is settled, such sum (less any reasonable costs incurred in obtaining such sum and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the Principal Warranty Claim) shall to that extent reduce or satisfy, as the case may be, such Principal Warranty Claim.

9.2 If the Sellers resolve a Principal Warranty Claim in accordance with paragraph 1.1(a) which results in the number of Retained Consideration Shares being reduced in accordance with clauses 4.5-4.7 and the Buyer subsequently within six months of the Principal Warranty Claim being so determined (the last day of such 6 month period being the "Settlement Date") receives from a third party a sum which would not have been received but for the matter or circumstance giving rise to the relevant Principal Warranty Claim and receipt of this amount was not taken into account when settling the Principal Warranty Claim, then the Buyer shall within 5 Business Days of the Settlement Date issue such number of the balance (if any) of the Retained Consideration Shares as is equal to the number obtained by dividing such sum received by the Buyer (less any reasonable costs incurred in obtaining such sum and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the Principal Warranty Claim) (subject to a maximum amount equal to the Principal Warranty Claim settled) by the Issue Price.

10   COMPLETION STATEMENT

     No matter or circumstance shall be subject to a Principal Warranty Claim to the extent that such matter has been taken into account in the Completion Statement.

11   NOTICE OF CLAIMS

     If a member of the Buyer's Group becomes aware of or is notified in writing of circumstances giving rise to a claim or of an entitlement to recover (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to the subject matter of a Principal Warranty Claim the Buyer shall as soon as reasonably practicable give written notice to and consult with the Sellers in respect of the claim, circumstance or entitlement and continue to give the Sellers reasonably regular updates on the progress of such claim. Such notice to the Sellers shall specify in reasonable detail the specific matter in respect of which the claim, circumstance or entitlement has arisen and a calculation of the amount claimed or recoverable from the relevant third party. The Buyer will keep the Sellers informed of any material developments relating to the claim, circumstance or entitlement.

12   TAXATION

12.1 No Principal Warranty Claim may be made against the Warrantor:

     (a) to the extent that the Principal Warranty Claim is in respect of Taxation and comprises Taxation payable on income, profits or gains actually earned, accrued or received in the ordinary course of business of the Company between the Accounts Date and Completion; or

     (b) to the extent that the Principal Warranty Claim is in respect of Taxation and such Taxation arises from a transaction in the ordinary course of business of the Company between the Accounts Date and Completion; or

     (c) to the extent that the Principal Warranty Claim is in respect of Taxation and such Taxation would not have arisen but for:

          (i) a disclaimer, claim or election made or notice or consent given after Completion by a member of the Buyer's Group otherwise than at the request of the Warrantor; or

          (ii) a failure or omission by the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion the making or giving or doing of which was taken into account or assumed in computing the provision for Taxation (including the provision for deferred Taxation) in the Accounts and in respect of which the Warrantor had provided to the Buyer written details of such claims, elections, surrenders or disclaimers, notices or consents, or doing of any other thing not less than 10 Business Days before the expiry of any relevant time limits in respect of the same; or

     (d) to the extent that the Principal Warranty Claim is in respect of Taxation and such Taxation could be relieved or mitigated by any loss, relief, allowance, exemption, set off or credit (other than any loss, relief, allowance, exemption, set off or credit or right to repayment of Taxation (including any repayment supplement) which is not available to the Company before Completion but is available to the Company after Completion as a result of any event or transaction occurring after Completion) in computing or against income, profits, gains or Taxation; or

     (e) to the extent that the Principal Warranty Claim is in respect of Taxation and such Taxation was discharged (whether by payment or by the utilisation of any relief, allowance or credit in respect of Taxation) prior to Completion; or

     (f) to the extent that the Principal Warranty Claim is in respect of VAT which has been charged and a tax invoice issued but which is not yet due to HM Revenue and Customs; or

     (g) to the extent that the Principal Warranty Claim arises as a result of unutilised reliefs, allowances or credits (if any) of the Company as at or arising before Completion proving to be unavailable or otherwise incapable of being utilised in reducing the income, profits or gains of the Company earned, accrued or received on or after Completion or the Taxation liabilities of the Company in respect of any period after Completion.

12.2 In calculating the liability of the Warrantor for any Principal Warranty Claim in respect of Taxation, there shall be taken into account the amount by which any Taxation for which the Buyer or any member of the Buyer's Group is now or may in the future be accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability and any repayment of Taxation which would not have arisen but for the matter giving rise to such liability.

13   NO DOUBLE RECOVERY

     The Buyer shall not be entitled to recover in respect of the Principal Warranties more than once for the same loss.

     PART 2: LIMITATIONS ON LIABILITY UNDER THE SELLERS' WARRANTIES AND BUYER WARRANTIES

1    SCOPE

1.1 No party to this Agreement shall be entitled to claim under the Sellers' Warranties or Buyer Warranties for any indirect or consequential loss or loss of profit.

1.2 A party to this Agreement shall only be liable in respect of a Buyer Capacity Claim or Sellers' Capacity Claim if and to the extent that such Capacity Claim becomes a Determined Claim which shall mean a Capacity
     Claim:

     (a) which has been resolved by written agreement between the relevant Seller(s) and the Buyer; or

     (b) which is the subject of an order as to both liability and quantum made by a court or tribunal of competent jurisdiction or arbitration.

1.3 Nothing in this Schedule shall have the effect of excluding, limiting or restricting any liability of the relevant party in respect of a Claim under either the Buyer Warranties or the Sellers' Warranties arising as a result of fraud by that party.

2    CAP ON BUYER'S LIABILITY

2.1 The aggregate liability of the Buyer to the Sellers in respect of all and any Buyer Capacity Claims (together with the proper and reasonable costs of recovery of any damages for breach of warranty incurred by or on behalf of the Sellers, including stamp duty in respect of the transfer of any shares) shall not exceed an amount equal to the amount of the Consideration Price (calculated, where relevant, by reference to the Issue Price) paid by the Buyer at the time such Claim becomes a Determined Claim.

3    CAP ON SELLERS' LIABILITY

3.1 The aggregate liability of each of Apax and Wellcome Trust in respect of all and any Sellers' Capacity Claims (when aggregated with any other Claims) shall, save as provided below, not exceed the amount of the Consideration Price (calculated, where relevant, by reference to the Issue Price) paid by Buyer to the relevant Seller at the time such Seller's Capacity Claim becomes a Determined Claim (the "Paid Amount").

3.2 If, and to the extent that, at the time such Sellers' Capacity Claim becomes a Determined Claim:

     (a) any of the Retained Consideration or the Deferred Consideration remains to be paid by the Buyer; and

     (b)  the amount of the Determined Claim exceeds the Paid Amount,

     then (i) firstly, the number of Retained Consideration Shares remaining to be issued to each of Apax and Wellcome Trust pursuant to this Agreement, and (ii) then, the amount of the Deferred Consideration, shall be reduced accordingly.

3.3 The aggregate liability of the Warrantor in respect of all and any Sellers' Capacity Claims (when aggregated with any other Claims) shall not exceed the amount of the Consideration Price received by the Warrantor as at the date the Seller's Capacity Claim becomes a Determined Claim.

4    TIME LIMITS FOR MAKING CLAIMS

4.1 No claim in respect of the Buyer Warranties and the Sellers' Warranties may be made against any party to this Agreement unless notice (complying with the provisions of paragraph 4.2 below) of such claim is served on the relevant party in writing as soon as practicable after the circumstances giving rise to a claim become apparent and, in any event, before the date falling 12 months following the date of Completion provided that the liability of such party shall cease absolutely unless within six months of service of such notice legal proceedings in respect of such claim in respect of the Buyer Warranties and the Sellers' Warranties have been properly issued and validly served on the relevant party and/or such claim has been pursued with reasonable diligence.

4.2 A notice of claim in respect of the Buyer Warranties and the Sellers' Warranties shall specify in reasonable detail the specific matter in respect of which the claim is made and a calculation of the amount claimed.

                                   SCHEDULE 6

                            PRE COMPLETION COVENANTS

1    ACCESS

     From the date of this Agreement until Completion the Sellers shall:

     (a) procure that the Buyer, its agents and representatives are given full access to the Property and to the books and records (excluding minutes of the Board Meetings of the Company) of the Company during normal business hours on any Business Day and on reasonable notice to the Sellers; and

     (b) provide such information regarding the Business and affairs of the Company as the Buyer may reasonably require.

2    CONDUCT OF BUSINESS

2.1 From the date of this Agreement until Completion each Seller shall exercise all rights and powers available to him or it (as the case may be) so as to procure that, except with the written consent of the Buyer, the Company shall not:

          (a)  incur any expenditure in respect of:

               (i) any Internal Cost in excess of L20,000 per item or L100,000 in aggregate other than

                    a) expenditure expressly specified in the Budget in respect of any Internal Cost; and

                    b) any expenditure incurred pursuant to obligations under the RB Contract; and

                    c) expenditure relating to the Property Costs directly associated with the termination of the Lease.

               (ii) any External Cost in excess of L50,000 per item; or

          (b) dispose of or grant any licence in respect of any interest in its Intellectual Property other than pursuant to an agreement relating to the transfer of materials or a confidentiality agreement entered into in the ordinary course of its business; or

          (c) dispose of or create any Encumbrance in respect of any part of its assets except in the ordinary course of trading; or

          (d) borrow any money or make any payments out of or drawings on its bank account(s) (except routine payments or drawings); or

          (e)  enter into any unusual or abnormal contract or commitment or:

               (i) grant any lease or third party right in respect of the Property or transfer or otherwise dispose of the Property other than as specifically contemplated by this Agreement; or

               (ii) make or prepay any loan; or

               (iii) enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms; or

               (iv) fail to observe and perform any term or condition of, or waive any rights under, any contract or arrangement; or

               (v)  contravene any statute, order, regulation or the like; or

               (vi) do or omit to do anything which might result in the
                    termination, revocation, suspension, modification or non-renewal of any licence or consent held by it; or

               (vii) grant any power of attorney; or

     (f)  declare, make or pay any dividend or other distribution; or

     (g) grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

     (h) make any change in the terms and conditions of employment of any of its Directors or Employees or employ or terminate (except for good cause) the employment of any person other than as specifically contemplated by this Agreement; or

     (i) make, or announce to any person any proposal to make, any change or addition to any Retirement Benefit of or in respect of any of its directors, employees, former directors or former employees (or any dependant of any such person) other than any change required by law or proposed change of which full and accurate particulars are set out in the Disclosure Letter; or

     (j) grant or create, or announce to any person any proposal to grant or create, any additional Retirement Benefit; or

     (k) permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable; or

     (l) create, issue, purchase or redeem any class of share or loan capital other than in accordance with the terms of conversion of the Apax Loan; or

     (m) pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise; or

     (n) form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture; or

     (o)  agree, conditionally or otherwise, to do any of the foregoing; or

     (p) in any other way depart from the ordinary course of its day-to-day trading.

2.2 Until Completion the Sellers shall jointly exercise all powers available to them so as to procure that the Company shall maintain the policies for the payment of creditors and the collection of debts of the Company which have been applied during the Financial Year ended on the Accounts Date and, in particular, shall procure that:

     (a) there is no unusual postponement of the payment of creditors or unusual acceleration of the collection of debts in either case having regard to the policies applied for such payment and collection prevailing in the Financial Year ended on the Accounts Date; and

     (b) no discounts or other forms of inducements or incentives whatsoever are offered or made available by the Company to debtors in relation to, or on account of, early payment other than pursuant to arrangements in place as at the date of this Agreement (if any) which have been notified to the Buyer.

2.3 From the date of this Agreement Apax will not exercise any powers or rights whether contained in the Articles of Association or otherwise to appoint any person as a director of the Company or to remove any Director.

2.4 From the date of this Agreement the Sellers shall not convert, consolidate or sub-divide any share capital of the Company or otherwise pass any resolution in connection with the share capital of the Company (save in connection with the conversion of the Apax Loan).

                                   SCHEDULE 8

                                   INDEMNITIES

                                     PART 1

TITLE INDEMNITY

1 Apax and Wellcome Trust each hereby agrees to indemnify the Buyer in the Relevant Proportions against all costs, liabilities, claims, demands and expenses (including all reasonable legal and other professional fees and expenses) which may be sustained or suffered by the Buyer or the Company in respect of any Minority Shareholder Claim.

2 The aggregate liability of Apax and Wellcome Trust in respect of all and any Title Claims shall be limited in the Relevant Proportions to an amount equal to 'X' per cent of L*** where 'X' is calculated as follows:

                          A
               X = 100 x ---
                          B

     Where:

     A = the number of Shares held by the Minority Shareholders immediately prior to Completion

     B = the number of Shares in issue at Completion

3 No Title Claim may be made against either Apax or Wellcome Trust unless notice (complying with the provisions of paragraph 4 below) of such claim is served on both Apax and Wellcome Trust in writing as soon as reasonably practicable after the circumstances giving rise to such claim become known to the Buyer and, in any event, before the expiry of 6 months from the date of Completion provided that the liability of Apax and Wellcome Trust in respect of such claim shall cease absolutely unless within six months of service of such notice legal proceedings in respect of such claim have been properly issued and validly served on both Apax and Wellcome Trust.

4 A notice of claim under paragraph 1 shall specify in reasonable detail the specific matter in respect of which the claim is made and a calculation of the amount claimed.

5 The conduct of all claims under this Part 1 shall be governed by the terms of Part 3 below.

6 In the event that the Buyer brings a Title Claim against Apax and/or Welcome Trust, such Title Claim shall be satisfied first by a reduction in the number of Retained Consideration Shares, calculated in accordance with clause 4.

                                     PART 2

PROPERTY AND REDUNDANCY INDEMNITY

1 Apax and Wellcome Trust each hereby agrees to indemnify the Buyer in the Relevant Proportions against all reasonable costs, liabilities claims, demands and expenses (including all reasonable legal and other professional fees and expenses) which may be sustained or suffered by the Buyer or the Company to the extent not taken into account in the Completion Statement:

     (a)  in relation to Property Costs; and

     (b)  as a result of Redundancy Costs.

2 The aggregate liability of Apax and Wellcome Trust in respect of all and any Ancillary Claims shall be limited to a maximum amount equal to L*** but subject to the provisions of paragraph 4 below.

3 In the event that the Buyer brings an Ancillary Claim against Apax and Wellcome Trust, such claim shall be satisfied in the following order:

     (a) firstly, by a reduction in the number of Retained Consideration Shares to be allotted and issued to Apax and Wellcome Trust by the Buyer calculated in accordance with clause 4, up to a maximum reduction of number of Retained Consideration Shares which at the Issue Price are of a value equivalent to L***; and

     (b)  then as provided in paragraph 4 below.

     Accordingly Apax and Wellcome Trust shall have no direct payment obligation for, and the Buyer shall not be able to seek any financial payment from Apax and Wellcome Trust in respect of, any such Ancillary Claim.

4 To the extent that the aggregate liability of Apax and Wellcome Trust in respect of Ancillary Claims exceeds L***, Apax and Wellcome Trust agree to satisfy any such Ancillary Claim first by a reduction in the number of Retained Consideration Shares to be allotted to Apax and Wellcome Trust calculated in accordance with Clause 4 and thereafter by a reduction in the Deferred Consideration be paid to Apax and Wellcome Trust in accordance with Clause 3.5 of no more than L***;

     Provided that, the aggregate amount available to satisfy all Principal Warranty Claims together with any such Ancillary Claims to be satisfied pursuant to this paragraph 4 shall not exceed the Warranty Claim Limit.

5 No Ancillary Claim may be made against Apax and Wellcome Trust unless notice (complying with the provisions of paragraph 6 below) of such claim is served on each of Apax and Wellcome Trust in writing as soon as reasonably practicable after the circumstances giving rise to a Ancillary Claim become known to the Buyer and, in any event, before:

     (a) in respect of any claim in relation to Property Costs, the day falling 12 months from the date of Completion; and

     (b) in respect of any claim in relation to Redundancy Costs, the day falling 14 days from the later of:

          (i)  3 months from the date of Completion;

          (ii) 3 months from the date of termination of the relevant Employee's employment; and

          (iii) such other time and date as is determined by an employment tribunal to be the final date for service of proceedings on the Company by the relevant Employee, provided that the liability of Apax and Wellcome Trust shall cease absolutely unless within six months of service of such notice legal proceedings in respect of such Ancillary Claim have been properly issued and validly served on each of Apax and Wellcome Trust.

6 A notice of Ancillary Claim shall specify in reasonable detail the specific matter in respect of which the Ancillary Claim is made and a calculation of the amount claimed.

7 The conduct of all claims under this Part 2 shall be governed by the terms of Part 3 below.

                                     PART 3

CONDUCT OF TITLE CLAIMS AND ANCILLARY CLAIMS

1 For so long as, and to the extent that, the Buyer is entitled to make a Title Claim or Ancillary Claim under this Agreement, if a member of the Buyer's Group becomes aware of any claim or any matter or circumstance which might give rise to a Title Claim or an Ancillary Claim or of an entitlement to recover (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to the subject matter of such a claim:

     (a) the Buyer shall promptly give written notice to and consult with both Apax and Wellcome Trust in respect of the claim, matter, circumstance or entitlement;

     (b) the Buyer shall, and shall procure that each member of the Buyer's Group shall:

          (i) at the written request and the cost of both Apax and Wellcome Trust take such action or (at Apax and Wellcome Trust's option) permit Apax and Wellcome Trust to take such action as they consider appropriate to avoid, dispute, resist, appeal, defend, compromise or settle the claim (including, without limitation, making any counterclaims or other claims against third parties) and any related adjudication or proceedings, and to conduct matters relating thereto including negotiations or appeals, subject to the Buyer and/or the relevant member of the Buyer's Group being indemnified for all reasonable costs and expenses;

          (ii) provide to Apax and Wellcome Trust and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within each member of the Buyer's Group's power or control that are reasonably required for the purposes of investigating the matter or entitlement which allegedly gives rise to the claim (save for documents which are privileged from production to the Sellers); and

          (iii) (use reasonable efforts to preserve all documents, records, correspondence, accounts, electronically stored data and other information relevant to a matter which has given rise to a claim.

     (c) Apax and Wellcome Trust (at their cost) may, subject to providing reasonable notice to the Buyer and complying with the reasonable requests of the Buyer and subject to any duty of confidentiality owed by the Buyer to any other person, examine and take copies of the documents or records, and photograph the premises or assets to which they are permitted access under paragraph 1.1(b)(ii) above.

2 If a claim is as a result of, or in connection with, a claim by or a liability to a third party then the Buyer shall and shall procure that each member of the Buyer's Group shall make no admission of liability in respect of, or compromise, dispose of or settle, such claim without the written consent of both Apax and Wellcome Trust.

3 Apax and Wellcome Trust shall only be liable in respect of a claim under either paragraph 1 of part 1 or paragraph 1 of part 2 of this schedule if and to the extent that such claim becomes a Determined Claim which shall mean a claim:

     (a) which has been resolved by written agreement between each of Apax and Wellcome Trust and the Buyer; or

     (b) which is the subject of an order as to both liability and quantum made by a court or tribunal of competent jurisdiction or arbitration.

     ATTESTATIONS

EXECUTED by Apax Partners Europe Managers Ltd on behalf of APAX EUROPE V - A, L.P. acting by


-------------------------------------
Signatory

-------------------------------------
Print name of signatory


EXECUTED by Apax Partners Europe Managers Ltd on behalf of APAX EUROPE V - B, L.P. acting by


-------------------------------------
Signatory

-------------------------------------
Print name of signatory


EXECUTED by Apax Partners Europe Managers Ltd on behalf of APAX EUROPE V - C GmbH & Co. KG acting by


-------------------------------------
Signatory

-------------------------------------
Print name of signatory


EXECUTED by Apax Partners Europe Managers Ltd on behalf of APAX EUROPE V - D, L.P. acting by


-------------------------------------
Signatory

-------------------------------------   ----------------------------------------
Print name of signatory                 Print name of signatory

EXECUTED by Apax Partners Europe Managers Ltd on behalf of APAX EUROPE V - E, L.P. acting by


-------------------------------------
Signatory

-------------------------------------
Print name of signatory


EXECUTED by Apax Partners Europe Managers Ltd on behalf of APAX EUROPE V - F, C.V. acting by


-------------------------------------
Signatory

-------------------------------------
Print name of signatory


EXECUTED by Apax Partners Europe Managers Ltd on behalf of APAX EUROPE V - G, C.V. acting by


-------------------------------------
Signatory

-------------------------------------
Print name of signatory


EXECUTED by Apax Partners Europe Managers Ltd on behalf of APAX EUROPE V - 1, L.P. acting by


-------------------------------------
Signatory

-------------------------------------
Print name of signatory

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EXECUTED by Apax Partners Europe Managers Ltd on behalf of APAX EUROPE V - 2,
L.P. acting by


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Signatory

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EXECUTED by The Wellcome Trust Limited as trustee for and on behalf of the
Wellcome Trust acting by


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its Attorney Sandra Robertson

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Signed by:


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For and on behalf of VERNALIS PLC


Signed by:


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ANDREW PETER SANDHAM


Signed by:


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For and on behalf of SILVERADO PLC



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